EXHIBIT 10.1


                            STOCK PURCHASE AGREEMENT


                                      AMONG

                       LUND INTERNATIONAL HOLDINGS, INC.,

                                SMITTYBILT, INC.,

                                  TOM G. SMITH,

                                  DEBBIE SMITH,

                      THE TOM AND DEBBIE SMITH FAMILY TRUST
                             DATED FEBRUARY 7, 1991,

                                       AND

             THE TOM AND DEBBIE SMITH CHARITABLE REMAINDER UNITRUST
                               DATED JULY 7, 1998







                           Dated as of January 7, 1999

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                                TABLE OF CONTENTS


                                    ARTICLE I
                         SALE AND PURCHASE OF THE SHARES

Section 1.1  Sale and Purchase of the Shares.................................  2

                                   ARTICLE II
              TRANSFER OF ASSETS TO THE SHAREHOLDERS; DISCHARGE OF
           LIABILITIES BY PURCHASER; ASSUMPTION OF LIABILITIES BY THE
                                  SHAREHOLDERS

Section 2.1  Transfer of Assets to the Shareholders..........................  2
Section 2.2  Discharge of Liabilities by Purchaser...........................  2
Section 2.3  Assumption of Liabilities by the Shareholders...................  2
Section 2.4  Discharge of Liabilities by Shareholders and Affiliates.........  3

                                   ARTICLE III
                  PURCHASE PRICE; ADJUSTMENTS; PAYMENT; ESCROW

Section 3.1  Purchase Price..................................................  3
Section 3.2  Payment to Shareholders.........................................  3
Section 3.3  Escrow of Funds.................................................  3
Section 3.4  Post-Closing Adjustments........................................  4

                                   ARTICLE IV
                                     CLOSING

Section 4.1  Closing Date....................................................  6
Section 4.2  Actions of the Shareholders at the Closing......................  6
Section 4.3  Actions of Purchaser at the Closing.............................  7
Section 4.4  Post-Closing Cooperation........................................  7

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                       OF THE COMPANY AND THE SHAREHOLDERS

Section 5.1  Organization, Good Standing and Corporate Power
               and Authority of the Company..................................  8
Section 5.2  Effective Agreement of the Company and the Shareholders.........  8
Section 5.3  Authority and Capacity of the Trust Shareholders................  9


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Section 5.4  Capitalization of the Company; the Shares; Share Ownership;
               Subsidiaries and Other Equity Interests.......................  9
Section 5.5  Financial Statements............................................ 10
Section 5.6  Undisclosed Liabilities......................................... 11
Section 5.7  Title to Acquired Assets........................................ 12
Section 5.8  Condition of Assets............................................. 12
Section 5.9  Inventory....................................................... 13
Section 5.10 Accounts Receivable............................................. 13
Section 5.11 Indebtedness to the Shareholders, Directors and Officers........ 13
Section 5.12 Leased Property................................................. 13
Section 5.13 Taxes........................................................... 16
Section 5.14 Contracts....................................................... 17
Section 5.15 Absence of Defaults: Compliance with Law........................ 18
Section 5.16 Litigation...................................................... 18
Section 5.17 Condemnation; Assessments; Defects.............................. 19
Section 5.18 Intangible Rights............................................... 19
Section 5.19 Insurance....................................................... 19
Section 5.20 Absence of Certain Changes...................................... 20
Section 5.21 Books and Records............................................... 20
Section 5.22 Employees; Employee Plans....................................... 20
Section 5.23 Product Warranties.............................................. 23
Section 5.24 Environmental Matters........................................... 23
Section 5.25 Change of Control Payments; Takeover Restrictions............... 24
Section 5.26 Customers and Suppliers......................................... 24
Section 5.27 Brokerage....................................................... 25
Section 5.28 Consultants, Agents, Dealers and Warehouses..................... 25
Section 5.29 Completeness of Representations................................. 25

                                   ARTICLE VI
                        REPRESENTATIONS AND WARRANTIES OF
                                    PURCHASER

Section 6.1  Organization, Good Standing and Corporate Power and
               Authority of Purchaser........................................ 25
Section 6.2  Effective Agreement of Purchaser................................ 26
Section 6.3  Litigation...................................................... 26
Section 6.4  Brokerage....................................................... 26

                                   ARTICLE VII
                  COVENANTS OF THE COMPANY AND THE SHAREHOLDERS


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Section 7.1  Access.......................................................... 27
Section 7.2  Interim Operations.............................................. 27
Section 7.3  Consents........................................................ 29
Section 7.4  Maintenance of Assets and Property.............................. 29
Section 7.5  Insurance....................................................... 30
Section 7.6  Risk of Loss.................................................... 30
Section 7.7  Lease........................................................... 30
Section 7.8  Sublease........................................................ 30
Section 7.9  Powder-Coat Agreement........................................... 30
Section 7.10 First Refusal Agreement......................................... 30

                                  ARTICLE VIII
                             COVENANTS OF PURCHASER

Section 8.1  Collection of Accounts Receivable............................... 31
Section 8.2  Consents........................................................ 31
Section 8.3  Powder-Coat Agreement........................................... 31

                                   ARTICLE IX
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

Section 9.1  Correctness of Representations and Warranties; Compliance
               with Provisions............................................... 31
Section 9.2  Absence of Litigation........................................... 32
Section 9.3  No Loss or Damage............................................... 32
Section 9.4  Consents........................................................ 32
Section 9.5  Absence of Material Adverse Change.............................. 32
Section 9.6  Lease and Sublease Amendments................................... 32
Section 9.7  Powder-Coat Agreement........................................... 32
Section 9.8  Estoppel Certificates........................................... 32
Section 9.9  Discharge of the Bank Debt and Release of Liens................. 32
Section 9.10 Expiration of HSR Act Waiting Period............................ 32
Section 9.11 Noncompete Agreements........................................... 33
Section 9.12 First Refusal Agreement......................................... 33
Section 9.13 Legal Opinion of Counsel........................................ 33
Section 9.14 Releases from Guarantees........................................ 33
Section 9.15 Consulting Agreement............................................ 33
Section 9.16 Proceedings and Documentation................................... 33


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                                    ARTICLE X
                CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE
                                  SHAREHOLDERS

Section 10.1  Correctness of Representations and Warranties; Compliance
                with Provisions.............................................. 34
Section 10.2  Absence of Litigation.......................................... 34
Section 10.3  Amendment of the Lease......................................... 34
Section 10.4  Powder-Coat Agreement.......................................... 34
Section 10.5  Discharge of Bank Debt......................................... 34
Section 10.6  Legal Opinion of Counsel....................................... 35
Section 10.7  Releases from Guarantees....................................... 35
Section 10.8  Lease Performance Letter of Credit............................. 35
Section 10.9  Lease Indemnification Agreement................................ 35
Section 10.10 Proceedings and Documentation.................................. 35

                                   ARTICLE XI
                           SURVIVAL OF REPRESENTATIONS
                         AND WARRANTIES; INDEMNIFICATION

Section 11.1  Survival of Representations and Warranties..................... 36
Section 11.2  Indemnification of Purchaser by the Company and the
                Shareholders................................................. 36
Section 11.3  Indemnification of the Company and/or the Shareholders by
                Purchaser.................................................... 37
Section 11.4  Procedure for Claims of Third Parties.......................... 37
Section 11.5  Claims Against the Escrow Funds................................ 38
Section 11.6  Further Assurances............................................. 38
Section 11.7  Certain Limitations............................................ 39

                                   ARTICLE XII
                                   TERMINATION

Section 12.1  Termination.................................................... 40
Section 12.2  Effect of Termination.......................................... 40


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                                  ARTICLE XIII
                                  MISCELLANEOUS

Section 13.1  Expenses....................................................... 41
Section 13.2  Confidentiality; Publicity..................................... 41
Section 13.3  Notices........................................................ 41
Section 13.4  Entire Agreement............................................... 42
Section 13.5  Amendment; Waiver.............................................. 42
Section 13.6  Parties in Interest............................................ 43
Section 13.7  Governing Law.................................................. 43
Section 13.8  Severability................................................... 43
Section 13.9  Captions....................................................... 43
Section 13.10 Counterparts................................................... 43
Section 13.11 Limitations on Rights of Third Parties......................... 43
Section 13.12 Joint Negotiation and Drafting................................. 43


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            STOCK PURCHASE AGREEMENT, dated as of January 7, 1999 (this
"Agreement"), among SMITTYBILT, INC., a California corporation, having its principal place of business at 395 Smitty Way, Corona, California 91719 (the "Company"), TOM G. SMITH, an individual residing at 37375 Calle De Lobo, Murrieta, California 92562 ("Tom Smith"), Debbie Smith, an individual residing at 37375 Calle De Lobo, Murrieta, California 92562 ("Debbie Smith" and, together with Tom Smith, the "Individual Shareholders"), Tom Smith and Debbie Smith as trustees of The Tom and Debbie Smith Family Trust Dated February 7, 1991 (the "1991 Trust") and Tom Smith and Debbie Smith as trustees of The Tom and Debbie Smith Charitable Remainder Unitrust Dated July 8, 1998 (the "1998 Trust" and, together with the 1991 Trust, the "Trust Shareholders" (the Individual Shareholders and Trust Shareholders are collectively referred to herein as the "Shareholders")) and Lund International Holdings, Inc., a Delaware corporation (the "Purchaser").


                              W I T N E S S E T H:


            WHEREAS, the Trust Shareholders, are the owners of an aggregate of 6,000 shares (the "Shares"), par value $1.00 per share, of the Company, being all of the issued and outstanding shares of capital stock of the Company; and

            WHEREAS, the Trust Shareholders desire to sell the Shares to Purchaser, and Purchaser desires to acquire the Shares from the Trust Shareholders, and the Individual Shareholders are executing this Agreement to further induce Purchaser to acquire the Shares, all upon the terms and conditions hereinafter set forth; and

            WHEREAS, each of the Shareholders has agreed to execute and deliver at the Closing, and Purchaser has agreed to execute and deliver and pay the Shareholders an aggregate of $1,000,000.00 for entering into, certain agreements (the "Noncompete Agreements") which shall restrict the Shareholders from engaging in business in competition with the Company from and after Purchaser's acquisition of the Shares from the Shareholders; and

            WHEREAS, the Trust Shareholders, as the sole shareholders of the Company, and Purchaser respectively consider the acquisition of the Shares by Purchaser to be in the best interests of the Shareholders and of Purchaser;

            NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

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                                    ARTICLE I
                         SALE AND PURCHASE OF THE SHARES

            Section 1.1 Sale and Purchase of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, the Trust Shareholders agree to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from the Trust Shareholders, at the Closing (as defined below in Section 4.1), the Shares in consideration for the Purchase Price (as defined below in Section 3.1).


                                   ARTICLE II
              TRANSFER OF ASSETS TO THE SHAREHOLDERS; DISCHARGE OF
           LIABILITIES BY PURCHASER; ASSUMPTION OF LIABILITIES BY THE
                                  SHAREHOLDERS

            Section 2.1 Transfer of Assets to the Shareholders. At or immediately prior to the Closing, the Company will transfer to the Individual Shareholders title to the following assets of the Company (collectively, the "Shareholder Assets"):

            (a)      1999 Chevy Suburban; Serial No. 3GNGK26J6xG126493
            (b)      1996 B. M W 740 IL; Serial No. WBAGJ8322TDL35181
            (c)      1997 Jeep; Serial No.  1JYFY19S3VP440316
            (d)      SMITTYBILT golf cart and wagon; and
            (e)      1994 trailer.

            In consideration for the transfer of the Shareholder Assets to the Individual Shareholders, the Individual Shareholders will assume from the Company, as of the date of such transfer, all liabilities and obligations relating thereto, including, without limitation, all lease, loan, insurance and maintenance obligations from and after such date with respect to the Shareholder Assets, including without limitation those set forth in Schedule 2.1 hereto.

            Section 2.2 Discharge of Liabilities by Purchaser. At the Closing, Purchaser will discharge in full the outstanding indebtedness of the Company to City National Bank ("CNB") under the Company's $1,500,000 revolving line of credit and term loans each in the aggregate principal amount of $500,000 with CNB (the "Bank Debt"), which indebtedness (including accrued interest and any fees connected with such termination) as of the Closing shall not exceed $1,512,000.

            Section 2.3 Assumption of Liabilities by the Shareholders. At the Closing, the Shareholders will assume from the Company all liabilities and obligations of the Company with respect to all note(s) payable to, or loans or advances to the Company from, Basil Smith, which are of a personal nature


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and which do not relate to Smittybilt business, including without limitation those listed in Schedule 2.3 annexed hereto.

            Section 2.4 Discharge of Liabilities by Shareholders and Affiliates. At the Closing, the Shareholders shall, and shall cause each person that is controlled by one or more of the Shareholders, including but not limited to the Powder-Coat Company (as defined herein), to discharge any and all outstanding indebtedness of Shareholders or affiliates of the Shareholders that is either owed to the Company or guaranteed by the Company.


                                   ARTICLE III
                  PURCHASE PRICE; ADJUSTMENTS; PAYMENT; ESCROW

            Section 3.1 Purchase Price. Purchaser shall pay to the Trust Shareholders at Closing pursuant to this Agreement an amount equal to Eighteen Million and 00/100 Dollars ($18,000,000.00) reduced by (i) the aggregate principal amount of indebtedness and interest thereon discharged by Purchaser and fees paid by Purchaser pursuant to Section 2.2 herein, (ii) the estimated aggregate principal amount of and accrued interest on other interest-bearing indebtedness outstanding on the Company's balance sheet on the Closing Date other than any liabilities to be assumed by the Shareholders pursuant to Section
2.3 herein (the "Estimated Indebtedness") and (iii) the estimated aggregate amount of capitalized leases recorded on the Company's balance sheet on the Closing Date (the "Estimated Capitalized Leases") (the "Net Purchase Price"), subject to being further reduced by the aggregate amount of the post-closing adjustments provided for below in Section 3.4 (after such adjustments, if any, the "Purchase Price"). One Million and 00/100 Dollars ($1,000,000.00) of the Net Purchase Price shall be allocated to the Noncompete Agreements and the remainder shall be allocated to Purchaser's purchase of the Shares. The Shareholders shall make a bona fide determination of the Estimated Indebtedness and the Estimated Capitalized Leases. The Shareholders shall deliver such determinations in writing to Purchaser not less than two (2) days prior to the Closing Date.

            Section 3.2 Payment to Shareholders. The Net Purchase Price shall be paid at the Closing by the wire transfer to the Trust Shareholders (77.25% to the 1991 Trust and 22.75% to the 1998 Trust), pursuant to the Shareholders' instructions (delivered to Purchaser not later than two (2) business days prior to the Closing Date), of immediately available funds in the amount equal to the Net Purchase Price minus Seven Hundred, Fifty Thousand and 00/100 Dollars ($750,000.00).

            Section 3.3 Escrow of Funds. Purchaser shall transfer to IBJ Whitehall Bank & Trust Company, as escrow agent (the "Escrow Agent"), at the Closing immediately available funds in the amount of Seven Hundred, Fifty Thousand and 00/100 Dollars ($750,000.00) to be held by the Escrow Agent in an escrow account in accordance with the terms of an escrow agreement substantially in the form attached hereto as Exhibit A (the "Escrow Agreement"). To the extent of any insurance recovery


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by the Company for any insured loss which has been deducted from funds deposited pursuant to the Escrow Agreement (the "Escrow Funds") or paid to Purchaser, or on Purchaser's behalf, by or on behalf of the Shareholders with respect to any Environmental Liabilities against which Purchaser is indemnified pursuant to this Agreement, Purchaser shall pay said insurance proceeds to the Trust Shareholders within thirty (30) days of the Company's receipt of same.


            Section 3.4 Post-Closing Adjustments.

            (a) Promptly following the Closing, Purchaser shall retain PriceWaterhouseCoopers LLP (the "Accountant"), to prepare and deliver to the Shareholders within ninety (90) days after the Closing Date, at Purchaser's expense, a balance sheet of the Company as of the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be based in part upon, and shall reflect the results of, a physical inventory taken by representatives of Purchaser (in the presence of a representative of the Shareholders, if the Shareholders shall so request) within ten (10) business days following the Closing Date. In the event that (i) the value of the Inventory (as defined below in Section 5.9) (as set forth in the Closing Date Balance Sheet) shall reflect deficiencies as to (A) quantity shortages from the quantities set forth in the list of the Inventory delivered at the Closing and referred to below in Section 4.2(b) or (B) quality and/or saleability from that represented below in Section 5.9, and/or (ii) the Book Value (as defined below in this Section 3.4(a)) as reflected in the Closing Date Balance Sheet shall be less than $5,075,848, then Purchaser shall be entitled to a reduction in the Purchase Price equal to the aggregate amount of the deficiencies referred to in the foregoing clauses (i) and (ii); provided, however, that any Inventory deficiency referred to in such clause (A) shall not be counted again to the extent that it accounts for a reduction in the Book Value referred to in such clause (ii). The Purchase Price shall be reduced further by (i) the amount, if any, that the actual aggregate principal amount of, and accrued interest on, other interest-bearing indebtedness outstanding on the Closing Date Balance Sheet is greater than the Estimated Indebtedness and (ii) the amount, if any, that the actual aggregate amount of capitalized leases on the Closing Date Balance Sheet is greater than the Estimated Capitalized Leases. Such reduction in the Purchase Price with respect to deficiencies in Inventory and the indebtedness of the Company shall be promptly refunded to Purchaser by the Shareholders as soon as the Closing Date Balance Sheet and the reduction in the Purchase Price determined therefrom (the "Purchase Price Reduction Calculations") have become final and binding upon the parties to this Agreement, as provided below in Section 3.4(b). The amount, if any, that the Book Value as reflected on the Closing Date Balance Sheet exceeds $5,075,848 shall be credited toward any deficiencies in Inventory in making the Purchase Price Reduction Calculations.

            For purposes of this Agreement, the term "Book Value" shall mean the net amount of the Company's total assets after deducting the total amount of its liabilities determined in accordance with generally accepted accounting principles, it being understood that Book Value shall be calculated without giving effect to transactions contemplated hereby or effected in connection therewith, including, without limitation, the discharge of indebtedness to CNB pursuant to Section 2.2 herein and any liabilities incurred or arranged or capital contributions to, or purchases of capital


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stock of, the Company by Purchaser or any affiliate of Purchaser in order to finance the transactions contemplated by this Agreement.

            (a) The Closing Date Balance Sheet prepared by the Accountant and the Purchase Price Reduction Calculation determined by the Accountant shall become final and binding upon the parties hereto at the close of business on the tenth (10th) day following the receipt thereof by the Shareholders unless the Shareholders shall, prior thereto, have given written notice (a "Notice of Disagreement") to Purchaser of their disagreement with the Closing Date Balance Sheet or the Purchase Price Reduction Calculations. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is received by Purchaser with respect to the Closing Date Balance Sheet or the Purchase Price Reduction Calculations, then the Closing Date Balance Sheet and the Purchase Price Reduction Calculations (as they may be revised in accordance with clause (i) or clause (ii) below) shall become final and binding upon the parties hereto on the earlier of (i) the date on which the parties hereto resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement or (ii) the date on which any matters in dispute are finally resolved in writing by the Deciding Accountant (as hereinafter defined) and communicated to the parties hereto, with the date on which the Closing Date Balance Sheet and the Purchase Price Reduction Calculations so become final and binding being hereinafter referred to as the "Final Determination Date".

            During the twenty (20) days immediately following the delivery of any Notice of Disagreement, the Shareholders, on the one hand, and Purchaser, on the other hand, shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement. During such 20-day period, the parties hereto shall have access to each other's working papers, trial balances and similar materials relevant to the preparation or analysis of the Closing Date Balance Sheet and the Purchase Price Reduction Calculations. At the end of such 20-day period, the parties hereto shall submit to Ernst & Young LLP (the "Deciding Accountant") for review and resolution any and all matters which remain in dispute and which were included in the Notice of Disagreement, and the Deciding Accountant shall reach a final, binding resolution of all matters which remain in dispute within thirty
(30) days after the submission of any such dispute, which final resolution shall be (A) in writing, (B) furnished to the parties hereto as soon as practicable after the items in dispute have been referred to the Deciding Accountant, (C) made in accordance with this Agreement and (D) conclusive and binding upon the parties hereto.

            Each party hereto shall pay its own costs and expenses incurred in connection with such dispute resolution procedure, provided that the fees and expenses of the Deciding Accountant shall be borne 50% by the Shareholders and 50% by Purchaser or the Company.

            (a) In the event that, within 120 days after the Closing, Purchaser or the Company has not collected in full the accounts receivable carried on the Company's books as of the Closing and the aggregate amount of all such uncollected accounts receivable shall exceed the bad debt


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allowance reflected on the Closing Date Balance Sheet together with any receivables paid to the Company but not reflected in the Closing Date Balance Sheet, Purchaser shall notify the Shareholders of such unpaid amount, whereupon the Shareholders shall, within ten (10) days after receipt of such notice, pay to Purchaser such unpaid amount. In the event that the Shareholders have paid monies to Purchaser pursuant to this Section 3.4(c), Shareholder may elect either (i) to continue to allow Purchaser to seek to collect such accounts receivable for the account of the Shareholders, subject to the limitations set forth in Section 8.1 herein, or (ii) to permit the Shareholders to seek to collect such accounts receivable for the account of the Shareholders directly provided that the Shareholders' collection methods and procedures shall not adversely affect the Company's continuing business relations with the account debtors and shall be otherwise reasonably acceptable to the Company. The proceeds of any accounts receivable collected by Purchaser, the Company or the Shareholders pursuant to this Section 3.4(c) shall be paid promptly to the Shareholders (and customers shall be so directed) to the extent that the Shareholders have made payments to Purchaser pursuant to this Section 3.4(c). If, notwithstanding directions to customers to make payments to the Shareholders, the Purchaser receives such payment, the amount thereof shall be paid to the Shareholders.

                                   ARTICLE IV
                                     CLOSING

            Section 4.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Thelen Reid & Priest LLP, 333 South Grand Avenue, 34th Floor, Los Angeles, California 90071, at 9:30 A.M. local time, on January 27, 1999 provided that any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has terminated (such date, or the date to which the Closing may be postponed as provided in this Agreement, being referred to herein as the "Closing Date"). If the Closing is not held by the close of business on January 27, 1999, the Closing may be postponed, at the option of any party hereto, to a date not later than February 28, 1999.

            Section 4.2 Actions of the Shareholders at the Closing. At the Closing, the Shareholders shall deliver to Purchaser each of the following items: (a) stock certificates representing the Shares, which certificates shall be duly endorsed for transfer to Purchaser or be accompanied by appropriate stock transfer powers duly executed in favor of Purchaser; (b) lists of the Accounts Receivable, Inventory and accounts payable of the Company as of a date as close as possible to the Closing Date; (c) the Noncompete Agreements substantially in the form attached hereto as Exhibit B; (d) the Escrow Agreement, executed by the Shareholders, (e) the Lease Amendment (as defined below in Section 7.7), executed by the Landlord (as defined below in Section 5.12); (f) the Sublease Amendment (as defined below in Section 7.8) executed by the Powder-Coating Company; (g) the Powder-Coat Agreement (as defined below in


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Section 7.10), executed by the duly authorized officer of the Powder-Coating
Company; (h) the First Refusal Agreement (as defined below in Section 7.10) executed by the Powder-Coating Company and each member thereof; (i) the resignations, corporate minute books, stock books, stock transfer ledgers and corporate seals of the Company described below in Section 9.16(c); (j) the Estoppel Certificates (as defined below in Section 9.8); (k) the Consents (as defined in Section 7.3 herein); (l) such certificates, instruments and documents as are required to be delivered by the Shareholders or the Company pursuant to the terms of this Agreement; (m) the legal opinion of Allan B. Weiss and Associates described below in Section 9.13; (n) the releases required to be delivered pursuant to Section 9.14; (o) the Consulting Agreement (as defined in 9.15) executed by Tom Smith; (p) such other instruments and documents as counsel for Purchaser may reasonably require as necessary or desirable in connection with the transactions contemplated by this Agreement; (q) all books and records (including, without limitation, all original books of account, ledgers, tax returns, customer and supplier lists and computer software and programs) relating to the Company and its assets, property and business; and (r) physical possession and control of the Company and its assets, property and business.

            Section 4.3 Actions of Purchaser at the Closing. At the Closing, Purchaser shall deliver (a) the Net Purchase Price to the Trust Shareholders and the Escrow Agent as provided above in Section 3.2; (b) the Lease Amendment, executed by the Company; (c) the Powder-Coat Agreement, executed by the Company;
(d) the Escrow Agreement, executed by Purchaser; (e) the Lease Indemnification Agreement (as defined in Section 10.9 herein), executed by Purchaser; (f) the legal opinion of Thelen Reid & Priest LLP described below in Section 10.6; (g) written releases of any and all written guarantees by the Shareholders of obligations of the Company, other than the Shareholders' guarantees of the Company's obligations under the Primary Lease (as defined herein); (h) evidence that Purchaser has obtained a letter of credit as more fully described below in
Section 10.8; and (i) such certificates, instruments and documents as are required to be delivered by Purchaser pursuant to the terms of this Agreement.

            Section 4.4 Post-Closing Cooperation. At any time and from time to time from and after the Closing, each of the parties hereto will, at the request of any other party hereto, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents, and perform or cause to be performed such acts as may reasonably be required to evidence or effectuate the sale, conveyance, transfer, assignment and delivery to Purchaser of the Shares or for the performance by any of the parties hereto of any of their respective obligations under this Agreement. In addition, the parties hereto, upon the reasonable request of any other party hereto, shall make available to any other party hereto, for inspection and/or copying, such books and records as may reasonably be required by such other party in connection with the filing of tax returns, compliance with other governmental laws, rules or regulations or any other reasonable purpose.


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                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                       OF THE COMPANY AND THE SHAREHOLDERS

            The Company and the Shareholders, jointly and severally prior to the Closing, and the Shareholders, jointly and severally, but without the Company from and after the Closing, hereby represent and warrant to Purchaser as follows:

            Section 5.1 Organization, Good Standing and Corporate Power and Authority of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, is not (by the nature of the business conducted by it or the ownership, leasing and operation of its assets and properties) required to be qualified to transact business as a foreign corporation in any other jurisdiction and has the corporate power and authority to enter into this Agreement and to perform the obligations required of it under this Agreement. The Company has all requisite power and authority, and all licenses, franchises, permits and authorizations, necessary to carry on its business as presently conducted and to own, lease and operate the assets, property and business owned, leased and operated by it.

            Section 5.2 Effective Agreement of the Company and the Shareholders.

            (a) The execution and delivery by the Company and the Shareholders of this Agreement and the consummation by the Company and the Shareholders of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company, and by all necessary legal action of the Trust Shareholders, and this Agreement constitutes, and the Noncompete Agreements, Escrow Agreement and any other agreements or instruments executed and delivered by the Company and/or the Shareholders prior to or at the Closing, when executed and delivered by the Company and/or the Shareholders, as the case may be, will constitute legal, valid and binding obligations of the Company and/or the Shareholders, as the case may be, enforceable against the Company and/or the Shareholders, as the case may be, in accordance with their respective terms.

            (b) Neither the execution and delivery of this Agreement, the Noncompete Agreements, or the Escrow Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) violate any provision of the articles of incorporation or by-laws of the Company, as amended to the date hereof, or the declaration of trust of the 1991 Trust, as amended and restated, or the declaration of trust of the 1998 Trust, (ii) with or without the giving of notice and/or the passage of time, violate, conflict with, result in the breach or termination of, constitute a default under, or result in the creation of any material lien, charge or encumbrance upon any of the assets or property of the Company or the Shareholders pursuant to any contract, agreement, lease or commitment to which the Company or the Shareholders is a party or by which the Company or the Shareholders or any of their respective assets or property may be bound, or (iii) violate any judgment, decree, order, statute, rule or governmental regulation applicable to the Company, the Shareholders or any of their respective assets, property or business.

            (c) Except as set forth in Schedule 5.2(c) annexed hereto, no consent, approval, qualification, order or authorization of, or filing with, any governmental authority, including any court, or other third party is required in connection with the Company's or the Shareholders' valid execution, delivery or performance of this Agreement, the Noncompete Agreements or the Escrow Agreement or the consummation of any transaction contemplated hereby or thereby.

            Section 5.3 Authority and Capacity of the Trust Shareholders. Attached hereto as Schedule 5.3 are true and complete copies of the agreements, instruments and other documents creating the 1991 Trust and the 1998 Trust. The Trust Shareholders have all requisite power, authority and capacity to enter into this Agreement, the Escrow Agreement and all other agreements or instruments to be executed and delivered by the Trust Shareholders pursuant to this Agreement and the Escrow Agreement and to perform their respective obligations hereunder and thereunder.

            Section 5.4 Capitalization of the Company; the Shares; Share Ownership; Subsidiaries and Other Equity Interests.

            (a) The authorized capital stock of the Company consists of 200,000 shares of capital stock of one class, par value $ l.00 per share, of which the Shares are the only issued and outstanding shares. The Shares are validly issued, fully paid and non-assessable and owned of record and beneficially by the Shareholders (as trustees of the 1991 Trust with respect to 4,635 shares and as trustees of the 1998 Trust with respect to 1,365 shares). As of the Closing, the Trust Shareholders will be the lawful and record owners of all the Shares, free and clear of all liens, claims, charges and encumbrances, and the Trust Shareholders will convey good and marketable title to the Shares to Purchaser free and clear of all liens, claims, charges and encumbrances. As of the Closing, the Shareholders will be the sole beneficial owners and/or beneficiaries of all of the Shares, free and clear of all liens, claims, charges and encumbrances. The Shares have not been issued in violation of, and are not subject to, any preemptive or subscription right and are fully paid and non-assessable. The Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares, other than as contemplated by this Agreement. There are 28,000 shares of capital stock of the Company held in the Company's treasury. There are no outstanding options, warrants or other rights of any kind to acquire any capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on, the holder thereof any right to acquire any capital stock of the Company, nor is the Company committed or obligated to issue any such option, warrant, right or security or to authorize, issue, sell, redeem, purchase or otherwise acquire any shares of capital stock or other securities of the Company. No spouse or former spouse of the Individual Shareholders has, or will have as of or at any time after the Closing, any right or claim to any of the Shares, whether under any dower, community property or equitable distribution law of any jurisdiction or otherwise. The Company does not, directly or indirectly, own any capital stock of, or other equity interest in, any corporation, limited liability company, partnership or other entity, nor do the Shareholders, directly or indirectly, own any capital stock of, or other equity interest in, any corporation, limited liability company, partnership or other entity which is engaged in a business which is the same as, or similar to, the business engaged in by the Company, save and except for the business of the Powder-Coating Company referred to herein.

            (b) For the purposes of this Agreement, the term "beneficial owner" shall mean the person or persons with the direct or indirect power and authority to exercise voting or dispositive control over securities.

            Section 5.5 Financial Statements.

            (a) Schedule 5.5(a) annexed hereto sets forth (i) the balance sheet of the Company as at March 31, 1998 (the "March Balance Sheet"), (ii) the income statement of the Company for the year then ended (on a comparative basis with the income statement of the Company for the year ended March 31, 1997) and (iii) the statements of retained earnings and cash flow of the Company for the year ended March 31,1998 (such March Balance Sheet, income statement and statements of retained earnings and cash flow, collectively, including the accompanying notes to such financial statements and review report of Harmon & Wong, Certified Public Accountants, being hereinafter collectively referred to as the "1998 Financial Statements").

            (b) The Shareholders shall have also delivered to Purchaser copies of (i) the Company's balance sheet at September 30, 1998, (the "September Balance Sheet") and the related statements of income for the six months then ended (on a comparative basis with the income statement of the Company for the same six-month period in the prior year) and retained earnings and cash flow for the six months then ended (collectively, the "September 1998 Financial Statements"), (ii) the Company's balance sheet at December 31,1997 and the related statements of income for the nine months then ended (on a comparative basis with the income statement of the Company for the same nine-month period in the prior year) and retained earnings and cash flow for the nine months then ended (collectively, including the accompanying compilation report of Harmon & Wong, Certified Public Accountants, being hereinafter collectively referred to as the "December 1997 Financial Statements"), (iii) the Company's balance sheet at March 31, 1997, and the related statements of income for the year then ended (on a comparative basis with the income statement of the Company for the prior year) and retained earnings and cash flow for the year then ended (collectively, including the accompanying notes to financial statements and review report of Harmon, Wong & Chan LLP, Certified Public Accountants, being hereinafter collectively referred to as the "March 1997 Financial Statements"), and (iv) the Company's balance sheet at March 31, 1996, and the related statements of income for the year then ended (on a comparative basis with the income statement of the Company for the prior year) and retained earnings and cash flow for the year then ended (collectively, including the accompanying compilation report of Harmon, Wong &

Chan LLP, Certified Public Accountants, being hereinafter collectively referred to as the "1996 Financial Statements").

            (c) The 1998 Financial Statements, September 1998 Financial Statements, the December 1997 Financial Statements, the March 1997 Financial Statements and the 1996 Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied. The balance sheets included in the 1998 Financial Statements, the September 1998 Financial Statements, the December 1997 Financial Statements, the March 1997 Financial Statements and the 1996 Financial Statements fairly present the financial position of the Company as of the respective dates indicated and the statements of income, retained earnings and cash flow included in the 1998 Financial Statements, the September 1998 Financial Statements, the December 1997 Financial Statements, the March 1997 Financial Statements and the 1996 Financial Statements fairly present the results of operations, retained earnings and cash flow of the Company for the respective periods indicated. The 1998 Financial Statements, the September 1998 Financial Statements, the December 1997 Financial Statements, the March 1997 Financial Statements and the 1996 Financial Statements have been reviewed by the respective aforementioned certified public accountants in accordance with the standards for accounting and compilation services issued by the American Institute of Certified Public Accountants.

            (d) Prior to the Closing, the Shareholders will deliver to Purchaser the unaudited balance sheets of the Company at the end of each month after September 1998 ended at least 30 days prior to the Closing Date and the income, retained earnings and cash flow statements for each such month (with such income statements being on a comparative basis with the respective income statements for the same months in the prior year (such balance sheets and income, retained earnings and cash flow statements being hereinafter collectively referred to as the "1998 Monthly Financial Statements").

            (e) The 1998 Monthly Financial Statements, when delivered to Purchaser, will have been prepared on a basis consistent with the preparation of the 1998 Financial Statements and in accordance with generally accepted accounting principles consistently applied. The balance sheets included in the 1998 Monthly Financial Statements, when delivered to Purchaser, will fairly present the financial position of the Company as of the respective dates indicated and the income, retained earnings and cash flow statements included in the 1998 Monthly Financial Statements, when delivered to Purchaser, will fairly present the results of operations, retained earnings and cash flows of the Company for the respective periods indicated.

            Section 5.6 Undisclosed Liabilities. Except as set forth in the March Balance Sheet or the Schedules to this Agreement, the Company has, and will as of the Closing have, no liability or obligation (whether absolute, accrued, contingent, contractual or otherwise due or to become due) other than those incurred in the ordinary course of business since the close of business on March 31, 1998. As of and from and after the Closing, neither the Company nor Purchaser will be liable, obligated for or otherwise responsible for (a) any liability or obligation, whether accrued, absolute, contingent, contractual or otherwise and except as incurred in the ordinary course of the Company's business, which existed prior to the Closing and under generally accepted accounting principles, should have been reflected or reserved for in the March Balance Sheet but was not so reflected or reserved for, (b) any liability or obligation, whether accrued, absolute, contingent, contractual, statutory or otherwise arising out of or relating to any Environmental Law (as defined in Section 5.24) or any release of a Hazardous Substance (as defined in Section 5.24) whether or not such liability or obligation is or is not reflected or reserved for in the March Balance Sheet;
(c) any liability or obligation whether accrued, absolute, contingent, contractual, statutory or otherwise arising out of or relating to the conduct or obligations of Powder-Coating Company under any Environmental Law; (d) any expense, liability or obligation, including attorney's fees, relating to a claim of a third party based upon an event which occurred prior to the Closing except to the extent of any insurance recovery, (e) any expense, liability or obligation owed by the Company to the Shareholders or any other director or officer of the Company, or any of their affiliated entities or related persons, or (f) any expense, liability or obligation to any employee or former employee or independent contractor or former contractor of the Company arising with respect to the period prior to the Closing unless reflected or reserved for in the March Balance Sheet or incurred in the ordinary course of business between the close of business on March 31, 1998, and up to the Closing. Notwithstanding the foregoing, the Shareholders shall not be liable for any failures on the part of the Company to receive insurance recoveries directly resulting from acts or omissions of the Company that occur after the Closing Date. If the Company cancels or allows to lapse any insurance in place at the Closing Date, the Company shall obtain "prior acts" or similar coverage, or waive any right to recover against the Shareholders for any claims or losses for which there reasonably could have been insurance coverage, but for the cancellation or lapse of coverage.

            Section 5.7 Title to Acquired Assets. The Company has good, valid and marketable title to all the assets, property and business reflected in the 1998 Financial Statements as being owned by the Company (except to the extent disposed of in the ordinary course of business since March 31, 1998). Except as disclosed in Schedule 5.7 annexed hereto, such assets, property and business will, as of the Closing, be free and clear of all liens, claims, charges and encumbrances. The assets, property and business owned by the Company as of the Closing will constitute all the assets and property used in or necessary to the operation of the Company's business, other than such other assets and property as are leased under leases included in the Contracts. The Shareholders have, directly or indirectly, no right, title or interest (other than through the ownership of capital stock of the Company) in or to any assets or property used in or necessary to the operation of the Company's business, and they have no business independent of the Company's business, other than their interests in
(a) in the Landlord (as defined below in Section 5.12), (b) Adept Powder Coating Company, L.L.C., a limited liability company organized and existing under the laws of the State of California in which they have an interest (the "Powder-Coating Company") in space subleased from the Company and (c) the T & D Leasing Company, a sole proprietorship organized and existing under the laws of the State of California.

            Section 5.8 Condition of Assets. The assets, property and business of the Company as of the Closing (which will include, without limitation, the leasehold improvements, machinery, fixtures, furniture and transportation equipment described on Schedule 5.8 annexed hereto (the "Fixed Assets")) will be in good working order and suitable for continued use in the same manner as heretofore used.

            Section 5.9 Inventory. Schedule 5.9 annexed hereto lists all of the Company's raw materials, work-in-process, finished goods and supplies (collectively, the "Inventory") as of March 31, 1998. The Inventory listed in such Schedule 5.9 and all Inventory acquired between March 31, 1998, and the Closing will have been purchased in the ordinary course of business at or about market prices prevailing at the times of purchase. The Inventory as of the Closing will be of a quality and in quantities readily saleable (at customary markups) or usable (in the case of raw materials and supplies), as the case may be, in the ordinary course of the Company's business. Since March 31, 1998, Inventory has been sold by the Company only in the ordinary course of business and not on terms or with markdowns which are inconsistent with sound business practices or the Company's normal manner of doing business. The Inventory is valued at the lower of cost or market price (first in, first out method, on a consistent basis) in the 1998 Financial Statements, September 1998 Financials, the December 1997 Financial Statements, the March 1997 Financial Statements and the 1996 Financial Statements and will be so valued in the 1998 Monthly Financial Statements. The list of Inventory to be delivered to Purchaser pursuant to Section 4.2(b) above will be valued on a basis consistent with the valuation of the Inventory in the September Balance Sheet (the "September Inventory") and will reflect the September Inventory, as adjusted only by additions to and dispositions from such Inventory arising in the ordinary course of business subsequent to September 30, 1998. None of the Inventory is obsolete, damaged or defective.

            Section 5.10 Accounts Receivable. Schedule 5.10 annexed hereto lists (by debtor, amount and age) all accounts receivable of the Company outstanding as of September 30, 1998. All accounts receivable of the Company included in the list of accounts receivable referred to above in Section 4.2(b) (the "Accounts Receivable") will be valid, legal and subsisting accounts, enforceable in accordance with their terms, arising from bona fide transactions in the ordinary course of business.

            Section 5.11 Indebtedness to the Shareholders, Directors and Officers. Except as set forth in Schedule 5.11 annexed hereto, no cash dividend or other distribution, or repayment of indebtedness, to the Shareholders or any other insider or other related party has been declared, paid or made since March 31, 1998. As of the Closing, there will be no indebtedness of the Company to the Shareholders or to its directors or officers, or of such persons to the Company.

            Section 5.12 Leased Property. (a) The only real property that the Company occupies on the date of this Agreement is that certain property located at 395 Smitty Way, Corona, California (the "Primary Property") and that certain property located at 2045 California Avenue (the "Secondary Property" and, together with the Primary Property, the "Properties"). The Primary

Property (including the land and the improvements constructed thereon) is occupied by the Company pursuant to the lease dated March 31, 1997 (the "Primary Lease") between Cusumano/Smitty Way LLC, as landlord (the "Landlord"), and the Company, as tenant, and the Primary Property is owned by the Landlord, which has the absolute right to lease such property to the Company. The Secondary Property (including the land and improvements constructed thereon) is occupied by the Company pursuant to the lease dated as of September 1, 1998 (the "Secondary Lease" and, together with the Primary Lease, the "Leases") between Petar Marovic, as landlord ("Marovic" and together with the Landlord, the "Landlords"), and the Company, as tenant, and the Secondary Property is owned by Marovic, which has the absolute right to lease such property to the Company. True and complete copies of the Primary Lease and Secondary Lease, as the same will be in full force and effect as of the Closing, have been delivered to Purchaser by the Shareholders and are attached hereto as Exhibit C and Exhibit D, respectively. The Leases are valid and binding obligations of the Landlords and the Company and are in full force and effect without amendment or modification. As of the Closing, no default will exist under the Leases on the part of either the Landlords or the Company.

            (a) The Company is the sole occupant of the building which is the subject of the Primary Lease, other than the Powder-Coating Company and Ward Business Applications, each of which subleases from the Company a part of the premises covered by the Primary Lease. A true and complete copy of the Powder-Coating Company's sublease with the Company, as the same will be in full force and effect as of the Closing, is attached hereto as Exhibit E (the "Sublease"). All equipment used directly in the business of the Powder-Coat Company, other than the transfer conveyor running from the paint line to the packaging department, is listed on Schedule 5.12(b) and is the property of the Powder-Coating Company and shall not be transferred to the Company pursuant to this Agreement. The Powder-Coating Company shall be permitted to remove said equipment listed on Schedule 5.12(b) within 30 days after the termination of the Sublease in a manner that does not unreasonably disrupt the normal operations of the Company.

            (b) There are no other agreements, oral or written, in the nature of leases, licenses, permits, franchises, concessions, dedications or occupancy agreements affecting either of the Properties or the use of either of the Properties other than the Leases and the Sublease, and there are no modifications, extensions, renewals or options with respect to each of the Leases and the Sublease, whether oral or written, except as previously delivered to Purchaser and annexed hereto.

            (c) Schedule 5.12(d) annexed hereto contains a complete and correct list of all written and oral management, service, equipment, supply, maintenance or concession agreements with respect to or affecting the Properties (hereinafter referred to as the "Service Contracts"). Except as specified in
Schedule 5.12(d), no agreement exists which is not cancelable upon thirty (30) days' notice. Each of said agreements is in full force and effect and all amounts due thereunder have been paid in full. The Company has not received any notice from any party to said agreements claiming the existence of any default or breach thereunder.

            (d) All improvements (including but not limited to all buildings, roads, parking areas, curbs, sidewalks, utility lines and systems and sewers) have been constructed in accordance with the plans and specifications approved by the governmental authorities having jurisdiction and comply with all building, zoning, environmental and other applicable laws. All site improvements required by the applicable government authorities in connection with the existing improvements have been completed and paid for in full.

            (e) The improvements (including, but not limited to, their structural parts, foundation, roofs and basements) and other improvements on each of the Properties are in good condition and repair, and the mechanical, heating, air conditioning, plumbing, electrical, water, sewer, ventilating equipment, elevators and space and storm drainage systems at or servicing each of the Properties and the improvements and all facilities and equipment relating thereto are in good condition and working order, free from leaks, and of sufficient capacity to adequately serve the tenants on each of the Properties.

            (f) Permanent certificates of occupancy and all other licenses, permits, authorizations and approvals required by all governmental authorities having jurisdiction and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been issued for the improvements, have been paid for, and are in full force and effect, and the use of each of the Properties and improvements complies in all respects with such licenses, permits, authorizations, approvals and certificates.

            (g) All curbcut and street opening permits or licenses required for vehicular access to and from the Properties to any adjoining public street have been obtained, have been paid for in full, and are in full force and effect, and the owner of the Properties has full access thereto from any such adjoining public street.

            (h) All public utilities required for the operation of the Properties enter the Properties through open public streets adjoining the Properties.

            (i) The zoning classification of all of the Primary Property is M-2 and all of the Secondary Property is M-4. The use of the Properties complies with the zoning laws and ordinances pertaining thereto. Each of the Properties is not deemed part of a larger parcel of land so as to require any form of subdivision approval or zoning variance prior to the Closing.

            (j) There are no existing violations of any federal, state, county or other municipal laws, ordinances, orders, regulations or requirements affecting either of the Properties including, without limitation, violations of the building, safety, health, fire, environmental or zoning ordinances, or any laws or ordinances regarding the use, storage and disposal of hazardous materials, and no written notice of any such violation has been issued by any governmental authority. There are no conditions existing at either of the Properties which could result in the issuance or entering of any such violation.

            (k) No work has been performed or is in progress at, and no materials have been furnished to, either of the Properties which, though not presently the subject of, might give rise to mechanic's, materialmen's or other liens against either of the Properties or any portion thereof, or if such work has been done, the cost thereof has been paid in full.

            (l) Neither the Company nor either of the Landlords has received any written notice from any person or entity, including but not limited to the holder(s) of any mortgages upon the Primary Property, any insurance company which has issued a policy with respect to either of the Properties, or any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies or requesting, recommending or suggesting the performance of any repairs, alterations or other work to either of the Properties.

            (m) No notice has been served upon the Company or either of the Landlords for assessments for public improvements against either of the Properties which remain unpaid, and no notice or order by any governmental or other public authority has been served upon the Company or either of the Landlords which (i) requires the performance of any work or the making of any repairs or alterations in either of the Properties or in the streets abutting either of the Properties, or (ii) orders the construction, repair or alteration of any public improvements on or about either of the Properties or the streets abutting either of the Properties.

            (n) All oil and/or gas burners, incinerators, furnaces and other fuel burning devices on each of the Properties comply with the requirements of all applicable governmental or quasi-governmental departments, agencies and other entities having jurisdiction thereover, including, without limitation, all air pollution and environmental control laws, orders, rules and regulations, and valid certificates of operation have been issued therefor and are in full force and effect.

            Section 5.13 Taxes. The Company has filed or caused to be filed in a timely manner (within any applicable extension periods) all tax returns, reports and forms required to be filed by any applicable federal, state, local or foreign tax laws. The returns filed are complete and accurate in all respects. All Taxes in respect of periods beginning before the Closing Date for which the Company could be liable to a taxing authority or to other persons (pursuant to a tax sharing agreement or otherwise) have been timely paid, remitted or accrued, in full, on the 1998 Monthly Financial Statements, and no tax liens have been filed, and no claims have been or are being asserted, by any taxing authority with respect to any Taxes. The Company has not executed any waiver or extension of the statute of limitations against assessment and collection of any Taxes. The Company's federal income tax returns have been audited by the Internal Revenue Service only for the fiscal years ended March 31, 1994 and 1995 (which audit produced no additional Taxes other than as described in Schedule 5.13 annexed hereto), nor has the Company received any notice that any such audit review is contemplated, none of its state tax returns has been audited. From and after the Closing, the Company will not be liable, obligated for or otherwise responsible, to any taxing or other government authority, for any expense, liability or obligation of the Company (including with respect to any pension, retirement or other employee benefit plan of the Company), whether arising from any audit or otherwise, for Taxes attributable to the business of the Company or otherwise conducted prior to the Closing.

            Except as set forth in Schedule 5.13, the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

            Except as set forth on Schedule 5.13, the Company has not been a party to any Tax allocation or Tax sharing agreement.

            Schedule 5.13 contains (i) a schedule of the filing dates of all Tax Returns required to be filed by the Company, (ii) a description of all past Tax Audits involving the Company, (iii) a list of all elections made by the Company relating to Taxes, including, but not limited to, whether the Company has made an election pursuant to Section 754 of the Code, and (iv) a list of the states, territories and jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company. Except as set forth in Schedule 5.13, the Company has retained all supporting and backup papers, receipts, spreadsheets and other information necessary for (i) the preparation of all Tax Returns that have not yet been filed, and (ii) the defense of all Tax Audits involving taxable periods either ending on or during the six (6) years prior to the Closing Date or from which there are unutilized net operating loss, capital loss or investment tax credit carryovers.

            For purposes of this Agreement "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means (i) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, rent, recording, registration, occupation, premium, real or personal property, intangibles, environmental (including taxes under Code ss. 59A) or windfall profits tax, alternative or add-on minimum tax, capital stock, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with any interest and any fine, penalty, addition to tax or additional amount or deductions imposed by any Governmental Body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax, whether disputed or not, including any liability arising under any tax sharing agreement, with respect to the Company, the Business or the Assets (or the transfer thereof); (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the Company being a member of an affiliated or combined group with any other corporation at any time on or prior to the Closing Date; and (iii) any liability of the Company for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person.

            Section 5.14 Contracts. Except for this Agreement, the Leases, sales orders and purchase orders entered into in the ordinary course of business which do not, individually, involve more than $50,000 and the agreements, contracts, leases, licenses and other commitments or instruments of the Company described in Schedule 5.14 annexed hereto (collectively, the "Contracts"), the Company is not a party to nor bound by any (a) employment agreement that is not terminable at will by the Company without cost, (b) employee collective bargaining agreement or other contract with any labor union, (c) covenant not to compete or confidentiality agreement, (d) other agreement with any shareholder, officer, director, employee or independent contractor of the Company, (e) lease or similar agreement under which the Company is a lessor or sublessor of, or makes available for use by any third party, any real property owned or leased by the Company or any portion of premises otherwise occupied by the Company, (f) lease or similar agreement under which the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or is a lessor of, or makes available for use by any third party, the tangible personal property owned by the Company, (g) contract for the future purchase of materials, supplies or equipment, (h) management, service, consulting or other similar type of contract which is not terminable by the Company at will without cost or only nominal cost, (i) license or other agreement relating in whole or in part to patents, trademarks, logos, trade names, service marks, copyrights, inventions, discoveries, processes, formulae, trade secrets, technology, ideas or other know-how, (j) agreement or contract under which the Company has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed or secured indebtedness, liabilities or obligations of others, (k) mortgage, pledge, security agreement, deed of trust or other document granting a lien, including liens upon property acquired under conditional sales, capital leases or other title retention or security devices, (l) employee handbook or other written employment policies, including Employment Plans (as defined in Section 5.22(b) herein), or (m) other agreement, contract, lease, license, commitment or instrument, including, without limitation, sales orders and purchase orders entered into in the ordinary course of business, to which the Company is a party or by which it or any of its assets, property or business is bound. Except as indicated in such Schedule 5.14, each Contract is a valid and binding obligation of the Company and, to the knowledge of the Company and the Shareholders, is in full force and effect without amendment or modification. Except as indicated in such Schedule 5.14, no default will exist under any Contract by virtue of the acquisition of the Shares by Purchaser as contemplated by this Agreement.

            Section 5.15 Absence of Defaults: Compliance with Law. The Company is not in default under any of the Contracts and has received no notice alleging any such default, and, to the best of the Company's and the Shareholders' knowledge, no third party is in default under any of the Contracts. Except as described in Schedule 5.15 annexed hereto, the Company is in compliance with all applicable laws, rules, regulations and requirements of any governmental authority, federal, state or local, relating to the Company's assets, property and business, including, without limitation, the impact of its business upon the environment, and the Company's assets, property and business may continue to be operated by the Company from and after the Closing in the manner heretofore operated by the Company without violation of any applicable law, rule, regulation or requirement of any governmental authority, federal, state or local.

            Section 5.16 Litigation. Except as set forth in Schedule 5.16 annexed hereto, there are no actions, suits, proceedings, arbitrations, demands for arbitration, grievances, charges, or administrative complaints or enforcement proceedings, judgments or decrees pending or, to the knowledge of the Company or the Shareholders, threatened involving the Company, its business or the Shareholders. There are no judgments, orders or decrees outstanding against the Company or the Shareholders. Neither the Company nor the Shareholders have any knowledge of any pending or threatened proceeding or condition which would, in any manner, impair or curtail the ability of the Company to operate its business after the Closing in the manner heretofore operated.

            Section 5.17 Condemnation; Assessments; Defects. Neither the Company nor the Shareholders have received any notice of any condemnation action or special assessment being contemplated with respect to the premises where the Company's business is located or any notice from any governmental authority or insurance company of any defect or inadequacy in any of the assets or property constituting such business.

            Section 5.18 Intangible Rights. Schedule 5.18 annexed hereto contains an accurate and complete list of all patents, trademarks, logos, trade names, service marks, copyrights, inventions, discoveries, processes, formulae, trade secrets, technology, ideas and other know-how (collectively, "Intangible Rights") used in the Company's business or in which the Company or the Shareholders have any interest (other than Intangible Rights which are exclusive to the business operated by the Powder-Coating Company and which are unnecessary to the operation of the Company's business as presently conducted). Such Intangible Rights are being lawfully used in the Company's business and may be so used without payment to, or interference from, any third party, and there has been no assignment, license or other authorization given to any third party to use any of such Intangible Rights. None of such Intangible Rights is used in connection with any business operated by the Shareholders other than the business of the Company or the Powder- Coating Company. The Company has the right to use, without payment to, or interference from, any third party, all inventions, processes, technology, know-how and other proprietary rights, used in its business. To the best of its knowledge, the Company has the right to sell its products under the trade name "SMITTYBILT" without infringement on the rights of any other person or entity. Any such Intangible Rights which are jointly used by Company and the Powder-Coating Company shall remain the joint property of the Company and the Powder-Coating Company. Notwithstanding the foregoing, any restrictive covenants herein do not apply to Shareholders' ownership and/or operation of the Powder-Coating Company.

            The Company and the Shareholders warrant and represent that they have no knowledge, information or belief: (a) that the Intangible Rights are either invalid or unenforceable, or (b) that the Company's present business activities, including, without limitation, its manufacture and sales of its current products, and/or its use of Intangible Rights, has infringed, does infringe or will infringe patent or any other intellectual property rights of any third party.

            Section 5.19 Insurance. An accurate and complete list of all the policies (the "Insurance Policies") of fire and casualty, product and other liability and other forms of insurance in effect during the six-year period preceding the Closing with respect to the Company's business is attached as
Schedule 5.19, including, but not limited to, fidelity, product and other public liability, personal property, boiler and workers' compensation insurance. Such list contains the name and address of each insurer and broker, the policy number and a brief description of the coverage. Except as listed on Schedule 5.19 attached hereto, no claim has been filed under the Insurance Policies since January 1, 1992. All such policies indicated as currently being in effect are in full force and effect and neither the Company nor the Shareholders have committed any default thereunder or received any correspondence from any of such insurers expressly denying or reserving its rights as to coverage of any claim.

            Section 5.20 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth in Schedule 5.20 annexed hereto, since March 31, 1998, the Company has not (a) canceled or compromised any deed or claim, or released, transferred or granted any right to any third party; (b) suffered any material adverse change in its financial condition, results of operations, assets, property, liabilities or business (collectively, "Condition") or obtained knowledge of any present or future business condition which is likely to materially adversely affect its Condition or prevent it from carrying on its business in substantially the same manner as that in which it is being conducted; (c) increased the salary or wages or compensation of, or paid any bonuses to, any Shareholder or employee or independent contractor or amended or otherwise increased the benefits under any Employee Plan (as defined below in Section 5.22;); (d) incurred any liability or obligation, whether absolute, accrued, contingent, contractual or otherwise, other than ordinary operating expenses; (e) sold or otherwise transferred any of its assets or property other than in the ordinary course of business; (f) entered into any transaction, or modified or terminated any existing transaction, with the Shareholders or any other related or affiliated party; (g) pledged or subjected to mortgage, lien, charge or encumbrance any of its assets or property; (h) suffered any significant physical damage, destruction or loss, whether or not covered by insurance, to any of its assets or property; (i) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to its capital stock or issued, sold or redeemed any of its capital stock; (j) paid any salary or other compensation to the Shareholders or any affiliated entity or related person; (k) suffered any labor dispute; (l) adopted any change in its accounting principles or methods; (m) operated its business or otherwise dealt with its assets and property other than in the ordinary course; or (n) entered into any transaction which would result in any representation or warranty of the Company or the Shareholders contained in this Agreement becoming untrue immediately after the consummation of such transaction.

            Section 5.21 Books and Records. The books and records maintained by the Company have been maintained in accordance with customary business practices and fairly reflect all transactions to which the Company has been a party for at least the past four (4) years.

            Section 5.22 Employees; Employee Plans.

            (a) Schedule 5.22(a) annexed hereto sets forth a list of all employees of the Company, indicating each such employee's total current annual compensation (including bonuses and commissions) and position. All salaries and wages due employees have been paid.

            (b) Schedule 5.22(b) annexed hereto identifies each written or oral employment, "change in control" or severance contract between the Company and any employee and each employee bonus, pension, profit-sharing, stock option, stock purchase, incentive, deferred compensation, retirement, vacation, hospitalization, medical, disability, insurance, severance or other form of plan, policy or agreement providing employee benefits which is or at any time was sponsored or maintained by (or to which contributions are, were, or at any time were required to have been made by) the Company or any other organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), of which the Company is a member (the "Controlled Group") under which any present or former employee of the Company has accrued, and remains entitled to, any rights or under which the Company has any obligation or liability with respect to its employees (all such contracts, plans, policies and agreements being hereinafter collectively referred to as the "Employee Plans"). The Employee Plans include plans, policies and programs providing employee benefits that would be customary or appropriate for a business of the size and type of the Company; all the Employee Plans have been maintained and administered in compliance with their terms and with the requirements prescribed by all applicable statutes, orders, rules and regulations. The transactions contemplated by this Agreement will not be the direct or indirect cause of any amount paid or payable from such Employee Plan being classified as a parachute payment under Section 280G of the Code.

            (c) No representation question under the National Labor Relations Act, as amended, exists respecting any employees of the Company and no petition concerning representation of any such employees is pending or threatened. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board. There is no labor dispute, strike, picketing, handbilling, work slowdown, or work stoppage pending or threatened against or affecting the Company or its business, nor has the Company experienced any such labor dispute, strike, picketing, handbilling, work slowdown work stoppage, or other labor difficulty within six (6) years of the date hereof. No contract restricts the relocation or closing of any plant, office, facilities, or other operations of the Company. The Company has a written hazard communication program and a written affirmative action program which are in compliance with applicable federal, state, and local laws and regulations. The Company has timely filed Form EEO-1 with the Equal Employment Opportunity Commission each year since January 1,

1995. The Company maintains a Form I-9 with copies of identification documents, in compliance with applicable federal laws and regulations, for each employee for whom such a Form I-9 must be maintained.

            The Company is in compliance with all federal, state and local laws, rules, regulations, decrees and orders governing employment, employment practices and the terms and conditions of employment or otherwise applicable to their relations with their respective employees. Neither the Company nor any member of the Controlled Group is, or at any time during the sixty (60) month period preceding the Closing Date was, obligated to contribute to a multi-employer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

            (a) All employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering former and current employees of the Company or under which the Company has any obligation or liability with respect to its employees (the "Benefit Plans"), including all employee pension benefit plans as defined in Section 3(2) of ERISA which have been "qualified" under Section 401 (a) of the Code (as defined below in Section 5.22(e), are identified in Schedule 5.22(b) annexed hereto.

            (b) The Benefit Plans, in form and operation, are and have been administered in all material respects in compliance with their terms and the applicable requirements prescribed by ERISA, the applicable provisions of the Code and any other applicable federal or state law and the rules and regulations promulgated thereunder. Each Benefit Plan intended to qualify under Section 401(a) of the Code or for any other tax-exempt or tax-favored status under the Code so qualifies and no event has occurred that will or could be expected to give rise to disqualification or loss of tax exempt status of any such plan or related trust. The Company has not committed any violation of ERISA or any agreement relating to the administration of such plans which, individually or in the aggregate, could have a material adverse effect on the Condition of the Company. All reports required under ERISA or any other applicable law or regulation to be filed with a regulatory agency by the Company with respect to the Benefit Plans have been duly filed, and all such reports are true and correct in all material respects as of the respective dates thereof. None of the Benefit Plans which are "employee welfare plans" as defined in Section 3(1)of ERISA is funded through a trust.

            (c) There is no pending or, to the best knowledge of the Company or the Shareholders, threatened claim (other than claims for benefits in the normal course) by or on behalf of the Employee Plans or by any employee or beneficiary covered under the Employee Plans or otherwise involving the Employee Plans that will or could be expected to give rise to liability for a breach of fiduciary duty under ERISA or violation of other applicable federal or state law which could result in any liability on the part of the Company or any Employee Plan under Section 502(1) of ERISA or any other law, nor to the best knowledge of the Company and the Shareholders, is there any basis for such a claim; there has been no claim filed with respect to the Employee Plans since January 1, 1992.

            (d) With respect to each Employee Plan, (i) no Employee Plan provides for any post-retirement life, medical, dental or other welfare benefits (whether or not insured) for any current or former employee except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or applicable state or local law; and (ii) all contributions required to have been made by law under the terms of any contract, agreement or Employee Plan for all complete and partial periods up to and including the Closing Date have been made or will be made.

            (e) With respect to each Employee Plan, none of the Company, the Shareholders, any member of the Controlled Group or any other person has engaged in a prohibited transaction, as such term as defined in Section 4975 of the Code or Section 406 of ERISA, which would subject either the Company or any member of the Controlled Group to any taxes, penalties or other liabilities resulting from prohibited transactions under Section 4975 of the Code or Sections 409 or 502(i) of ERISA.

            (f) No representations or communications (directly or indirectly, orally, in writing or otherwise) with respect to participation, eligibility for benefits, vesting, benefit accrual coverage or other material terms of any Employee Plan have been made prior to the Closing Date to any employee, beneficiary or other person other than those which are in accordance with the terms and provisions of each such plan as in effect immediately prior to the Closing Date.

            Section 5.23 Product Warranties. The Company and the Shareholders warrant and represent that they have no knowledge, information or belief: (a) that any design, manufacturing process, or product which has been manufactured and/or sold by the Company includes any defect, or could result in any product liability claim, or could result in any recall or required repair or replacement, or any significant credit or refund, or (b) that there has been any notice thereof from any supplier or other third party, or (c) that there have been any product liability, product defect or other liability claims or suits associated with any product manufactured or sold by the Company, or (d) that the Company has contemplated or is contemplating any recall of any product sold by it, or (e) that any products sold by the Company have been the subject of any recall or request for recall by a third party in the past, or (f) that there has been any claim by a third party that the Company has violated any express or implied warranty with respect to any product manufactured or sold by the Company.

            Section 5.24 Environmental Matters. For the purposes of this Section 5.24, "Hazardous Substances" shall mean and include any chemicals, materials, wastes, substances, pollutants, contaminants or other matter which are referenced or regulated by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Hazardous Materials Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Occupational Safety and Health Act, as amended ("OSHA"), the Toxic Substances Control Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, and any similar federal, state or local law such as, without limitation, the California Clean Air Act, the Porter Cologne Water Quality Act, the California Hazardous Substances Account Act, the Safe

            Drinking Water and Toxic Enforcement Act of 1986, and the California Hazardous Waste Control Law (all such laws, and the rules and regulations promulgated thereunder, being referred to herein collectively as "Environmental Law(s)"). Except as described in Schedule 5.24 annexed hereto, as of the Closing Date, neither the Company nor the Shareholders (a) is aware of any violations of any Environmental Laws or similar federal, state or local law, ordinance, rule or regulation relating to air or water pollution, toxic waste, asbestos or other environmental protection matters, or relating, without limitation, to occupational health or safety or Hazardous Substances, (b) is aware of any failure by the Company to enforce or comply, to the extent required by any Environmental Laws, with all provisions in all leases, licenses and occupancy agreements affecting such facilities, plants or assets relating to the handling or storage of Hazardous Substances on, about or in connection with the operation of such facilities, plants or assets, (c) has any knowledge concerning disposal of any Hazardous Substances on such real property or the Leased Property identified in Section 5.12 by the Company or third parties, and (d) is aware of any reasonable basis for the assertion of any claim by any private party or governmental agency against the Company relating to environmental matters or arising under any Environmental Laws. Except as described in Schedule 5.24 annexed hereto, to the best knowledge of the Company and the Shareholders, the Company is not a party to any litigation involving any environmental matter or arising under any Environmental Laws or in which any claim as to any environmental matter has been raised. Except as permitted by Environmental Laws or as set forth in Schedule 5.24 annexed hereto, as far as Company and Shareholders are aware, as of the Closing Date, there has been no release of Hazardous Substances generated at facilities, plants or assets of the Company or stored, transported across or used at or in any such facilities, plants or assets and neither the Company nor the Shareholders have knowledge of any information that would require it under any Environmental Laws to stop producing or marketing any of the Company's products or change the Company's business in a manner that would have an adverse effect upon the Company's business. As of the Closing Date, there are no permits or registrations required for the operation of its business by Environmental Laws which have not been obtained, and, except as described in Schedule 5.24 annexed hereto, as of the Closing Date the Company has not received any notice from any governmental agency stating that such governmental agency (i) plans to take any action with respect to any such permit or registration or (ii) has identified the Company as a potentially responsible party or a responsible party in connection with the release of any Hazardous Substance to the ground or groundwater of any state. There have been no environmental surveys conducted within the past two (2) years with respect to any of the Company facilities or any written communication during the past eighteen (18) months between the Company and any environmental agency or other governmental authority having jurisdiction under any Environmental Laws. Notwithstanding the foregoing, the Company and Shareholders have disclosed the contamination issues associated with the South El Monte properties.

            Section 5.25 Change of Control Payments; Takeover Restrictions.

            (a) Except as disclosed in Schedule 5.25(a) annexed hereto or as required by law, the Company has no plans or agreements to which it is a party, or by which the Company or its properties are bound, pursuant to which payments, including with respect to the acceleration of benefits, will be required upon or as a result of a "change of control" of the Company.

            (b) To the best knowledge of the Shareholders, no state takeover statute or similar statute or regulation of any state or other jurisdiction applies to this Agreement or any of the transactions contemplated hereby. No provision of the Articles of Incorporation or By-laws of the Company, directly or indirectly, restrict or impair the ability of Purchaser or its affiliates to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company that may be acquired or controlled by the Purchaser or its affiliates pursuant to this Agreement or permit any stockholder to acquire securities of the Company on a basis not available to Purchaser in the event that Purchaser were to acquire securities of the Company.

            Section 5.26 Customers and Suppliers.

            (a) Schedule 5.26 annexed hereto sets forth: (i) a list of the 10 largest customers of the Company in terms of revenue during each of the fiscal years ended March 31, 1997, and 1998, and the six-month period ended September 30, 1998 (collectively, the "Major Customers"), showing the approximate total revenue received in each such period from each such customer; and (ii) a list of the 10 largest suppliers of the Company in terms of purchases during each of the fiscal years ended March 31, 1997, and 1998, and the six-month period ended September 30, 1998 (collectively, the "Major Suppliers"), showing the approximate total purchases in each such period from each such supplier.

            (b) Since March 31, 1998, except as set forth in Schedule 5.26 annexed hereto, no Major Customer or Major Supplier has (i) canceled in writing its relationship with the Company or (ii) as of March 31, 1998, to the Company's knowledge, indicated in writing its intention to so cancel its relationship, including as a result of any transaction that would result in a "change of control" of the Company, or to decrease the dollar amount of its purchases from the Company during the fiscal year ending March 31, 1999, or 2000, by more than 50% from the dollar amount so purchased or sold during the year ended March 31, 1998.

            Section 5.27 Brokerage. Neither the Company nor the Shareholders have incurred any obligation or liability, contingent or otherwise, for any brokerage or finder's fee, agent's commission or other similar payment in connection with this Agreement or the transactions contemplated by this Agreement, except for the obligations of the Shareholders to Capstone Financial Group, which obligations will be fully discharged by the Shareholders without any liability with respect thereto on the part of the Company or Purchaser.

            Section 5.28 Consultants, Agents, Dealers and Warehouses. Schedule
5.28 annexed hereto identifies all consultants, sales representatives, distributors, agents, dealers and off-premises warehouses used in connection with the Company's business.

            Section 5.29 Completeness of Representations. The Company and the Shareholders have disclosed to Purchaser all facts known to them which are material to the Company's Condition. No representation or warranty of the Company or the Shareholders made in this Agreement or in any document or certificate furnished by either of them to Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make any statement or fact contained herein or therein not misleading.


                                   ARTICLE VI
                        REPRESENTATIONS AND WARRANTIES OF
                                    PURCHASER


            Purchaser hereby represents and warrants to the Shareholders as follows:

            Section 6.1 Organization, Good Standing and Corporate Power and Authority of Purchaser. Purchaser is a duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to perform the obligations required of it under this Agreement. Purchaser has and will have all requisite power and authority to own the Shares.

            Section 6.2 Effective Agreement of Purchaser.

            (a) The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Purchaser, and this Agreement constitutes, and any other agreements or instruments executed and delivered by Purchaser at the Closing, including the Escrow Agreements, when executed and delivered by it, will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

            (b) Except as set forth in Schedule 6.2(b) attached hereto, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the certificate of incorporation or by-laws of Purchaser, as amended to date,
(ii) with or without the giving of notice and/or the passage of time, violate, conflict with, result in the breach or termination of, constitute a default under or result in the creation of any material lien, charge or encumbrance upon any of the assets or property of Purchaser pursuant to, any contract, agreement, lease or commitment to which Purchaser is a party or by which Purchaser or any of Purchaser's assets or property may be bound or (iii) violate any judgment, decree, order, statute, rule or governmental regulation applicable to Purchaser or any of Purchaser's respective assets, property or business.

            (c) Except as set forth in Schedule 6.2(c), no consent, approval, qualification, order or authorization of, or filing with, any governmental authority, including any court, or other third party is required in connection with Purchaser's valid execution, delivery or performance of this Agreement or the Escrow Agreements or the consummation of any transaction contemplated hereby or thereby, other than as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Securities and Exchange Act of 1934, as amended.

            Section 6.3 Litigation. There are no actions, suits, proceedings, judgments or decrees pending or, to the knowledge of Purchaser threatened against or affecting Purchaser which could prevent or interfere with the consummation of the transactions contemplated hereby.

            Section 6.4 Brokerage. Purchaser has not incurred any obligation or liability, contingent or otherwise, for any brokerage or finder's fee, agent's commission or other similar payment in connection with this Agreement or the transactions contemplated by this Agreement.


                                  ARTICLE VII
                  COVENANTS OF THE COMPANY AND THE SHAREHOLDERS

            The Company and the Shareholders, jointly and severally prior to the Closing, and the Shareholders, jointly and severally but without the Company from and after the Closing, hereby covenant and agree with Purchaser as follows:

            Section 7.1 Access. From and after the date hereof until the Closing the Company and the Shareholders will afford to the officers, employees, counsel, accountants and other authorized representatives of Purchaser and its institutional lender (collectively, the "Representatives") full access during normal business hours to all of the Company's properties, books, contracts, commitments and records as may be reasonably requested and, during such period, the Company and the Shareholders will furnish promptly to the Representatives all information concerning the Company's business as the Representatives may reasonably request.

            Section 7.2 Interim Operations. From and after the date hereof until the Closing (unless Purchaser shall otherwise agree in writing):

            (a) the business of the Company shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, the Shareholders shall cause the Company to use its best efforts to preserve the business organization of the Company and the Company's assets and property intact and maintain the existing relations of the Company with its customers, suppliers and employees;

            (b) the Shareholders shall not (directly or indirectly through advisors, agents or other intermediaries), (i) solicit or initiate inquiries, proposals or offers from any person (other than Purchaser or any of its affiliates) relating to any proposal to acquire the Shares or all or substantially all of the assets of the Company (a "Takeover Proposal") or (ii) in connection with any of the foregoing, enter into or participate in any discussions (knowingly) or negotiations or furnish to any other person any information with respect to the business, properties or assets of the Company;

            (c) the Company shall not (directly or indirectly through advisors, agents or other intermediaries), (i) solicit or initiate inquiries, proposals or offers from any person (other than Purchaser or any of its affiliates) relating to any Takeover Proposal or (ii) in connection with any of the foregoing, enter into or participate in any discussions (knowingly) or negotiations or furnish to any other person any information with respect to the business, properties or assets of the Company;

            (d) the Company will not (i) amend its articles of incorporation or by-laws, (ii) declare, set aside or pay any dividend or distribution payable in cash, stock or property with respect to its capital stock, (iii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, (iv) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets other than in the ordinary and usual course of business, incur or modify any indebtedness or other liability other than in the ordinary and usual course of business or incur any additional indebtedness for borrowed money, (v) sell inventory with markdowns or on terms which are inconsistent with sound business practices or the Company's normal manner of doing business, or (vi) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

            (e) the Company will not (i) grant any bonus or increase in the compensation payable or to become payable to any of its shareholders, directors, executive officers or key employees or adopt any new, or amend or otherwise increase the amounts payable or to become payable under any existing, Employee Plan or Benefit Plan, (ii) make any payment on account of the liabilities referred to above in Section 2.3 or (iii) enter into any employment agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to, any officer, director or employee of the Company;

            (f) the Company will not enter into any agreement, contract, lease, license or other commitment or instrument which, if entered into prior to the date hereof, would be required to be disclosed in Schedule 5.14 annexed hereto;

            (g) the Company will not modify, amend or terminate any of the Contracts or waive, release or assign any rights or claims;

            (h) the Company will not enter into an agreement to do any of the foregoing;

            (i) the Company shall not (i) incur or assume any long-term debt, or any short-term indebtedness except in the ordinary course of business under lines of credit in existence on the date hereof in amounts not consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loan, advances or capital contributions to, or investments in, any other person; or (iv) make any commitments for, make or authorize any capital expenditures other than in amounts less than $50,000.00 individually, and $500,000.00 in the aggregate; and

            (j) the Company shall not (i) change any of the accounting methods used by it unless required by generally accepted accounting principles or (ii) make any Tax election or change any Tax election already made, adopt any Tax accounting method, change any Tax accounting method unless required by applicable law, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment.

            Section 7.3 Consents. Between the date hereof and the Closing, the Company and the Shareholders will use their best efforts to obtain the consents of third parties (if any) indicated in Schedule 5.2(c) annexed hereto as being essential to permit the consummation of the transactions contemplated hereby and waivers by third parties of any violations, breaches or defaults that may be caused by the consummation of the transactions contemplated by this Agreement, including, but limited to the consents of both the Company and Basil Smith under that certain shareholders agreement, dated September 6, 1977, among the Company and certain shareholders of the Company, the consent of Petar Marovic under the Secondary Lease and the consent of Cusumano/Smitty Way LLC under the Primary Lease (collectively, the "Consents"). Nothing contained in this Agreement shall be construed as an attempt to assign any contract, agreement, lease, purchase order, sales order or other commitment of the Company which is, as a matter of law, non-assignable without the consent of the other party or parties thereto unless such consent shall have been obtained. From and after the Closing, the Shareholders will cooperate with the Company in obtaining all such required consents which have not been obtained prior to the Closing. In the event that the Shareholders and the Company shall be unable, after the Closing, to obtain any of such required consents, the Shareholders, Purchaser and the Company will cooperate in any reasonable arrangement (whether by way of lease, sublease, management agreement, operating agreement or otherwise) designed to provide the Company and Purchaser with the benefits under any such contract, agreement, lease, purchase order, sales order or other commitment from and after the Closing.

            Section 7.4 Maintenance of Assets and Property. From and after the date hereof until the Closing, the Company's assets and property will be kept and maintained in good operating condition and repair, normal wear and tear expected.

            Section 7.5 Insurance. From and after the date hereof until the Closing, the Company will continue to maintain in full force and effect all insurance coverage relating to assets, property and business currently in effect or renewals thereof or substitutes therefor, and will not default with respect to any provision of, and give notices and present all claims under, such insurance policies in due and timely fashion.

            Section 7.6 Risk of Loss. From and after the date hereof until the Closing Date, the Company shall bear the risk of any physical loss, damage or destruction to its assets, property and business. If there shall occur any such physical loss, damage or destruction, then Purchaser, at its sole option, may accept assignment of all insurance proceeds resulting therefrom, provided, however, that if such loss, damage or destruction shall have reduced the value of the assets, property and business of the Company by more than $500,000 (as determined by an appraiser agreed upon by the parties hereto if the parties hereto cannot agree on the amount of such reduction in value), then Purchaser may instead, at its sole option, terminate this Agreement by giving written notice of termination to the other parties hereto within ten (10) days after having been notified of such loss, damage or destruction, whereupon this Agreement shall terminate and be of no further force or effect, without any liability on the part of any party hereto to any other party hereto. In no event shall Shareholder be liable for any cost or expense arising from such loss.

            Section 7.7 Lease. At the Closing, the Shareholders will cause the Landlord to enter into an amendment of the Lease in the form of Exhibit F annexed hereto (the "Lease Amendment"), to be effective from and after the Closing.

            Section 7.8 Sublease. At the Closing, the Shareholders will cause the Powder-Coating Company to enter into an amendment to the Sublease substantially in the form of Exhibit G annexed hereto (the "Sublease Amendment") to be effective from and after the Closing.

            Section 7.9 Powder-Coat Agreement. At the Closing, the Shareholders will cause the Powder-Coating Company to enter into a supply agreement substantially in the form of Exhibit H annexed hereto (the "Powder-Coat Agreement"), to be effective from and after the Closing.

            Section 7.10 First Refusal Agreement. At the Closing the Shareholders will cause the Powder-Coating Company and each of the members of the Powder-Coating Company to enter into a first refusal agreement substantially in the form of Exhibit I annexed hereto (the "First Refusal Agreement").

                                  ARTICLE VIII
                             COVENANTS OF PURCHASER

            Purchaser hereby covenants and agrees with the Company (prior to the Closing) and the Shareholders as follows:

            Section 8.1 Collection of Accounts Receivable. For a period of 180 days after the Closing, Purchaser shall, at the request of and on behalf of the Shareholders, cause the Company to use its commercially reasonable efforts to collect previously uncollected Accounts Receivable to the extent of any monies that have been paid to Purchaser by the Shareholders pursuant to Section 3.4(c) herein. Any such collections received by the Company will be promptly remitted to the Shareholders. Neither the Company nor Purchaser shall be under any obligation to institute legal or other proceedings, or otherwise incur any out-of-pocket expense payable to third parties, in order to collect any such Account Receivable. If after the above referenced 180-day period has terminated and both the Company and Purchaser have ceased to attempt to collect one or more accounts receivable for which the Shareholders have paid amounts to Purchaser pursuant to Section 3.4(c) herein, then Purchaser shall cause the Company to assign any such accounts receivable to the Shareholders and waive any claim thereto.

            Section 8.2 Consents. Between the date hereof and the Closing, Purchaser will cooperate with the Company and the Shareholders in seeking to obtain the Consents.

            Section 8.3 Powder-Coat Agreement. At the Closing, Purchaser will cause the Company to enter into the Powder-Coat Agreement, to be effective from and after the Closing.


                                   ARTICLE IX
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

            The obligations of Purchaser to consummate the transactions to be consummated by Purchaser at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser or nominee in its sole discretion):

            Section 9.1 Correctness of Representations and Warranties; Compliance with Provisions. All of the representations and warranties of the Company and the Shareholders contained in this Agreement or otherwise made in writing pursuant to this Agreement shall have been true and correct in all material respects when made and shall be true and correct at the Closing in all material respects as though restated and made at such time; all of the terms, covenants and conditions of this Agreement required to be complied with and performed by either of them at or prior to the Closing Date shall have been duly complied with and performed; and they shall have delivered to Purchaser a certificate, signed by the Shareholders and the President of the Company, dated the Closing Date, to the foregoing effect.

            Section 9.2 Absence of Litigation. No litigation, proceeding, investigation or inquiry shall be pending or threatened at the Closing Date in which it is sought or threatened to restrain, enjoin, restrict, limit or prohibit (or to obtain substantial damages as a result of) the consummation of the transactions contemplated by this Agreement, and the Shareholders and the Company shall have delivered to Purchaser a certificate, signed by the Shareholders and the President of the Company, dated the Closing Date, confirming such fact to the best of their knowledge.

            Section 9.3 No Loss or Damage. There shall have been no loss, damage or destruction to the Company's assets, property or business entitling Purchaser to terminate this Agreement as provided above in Section 7.6.

            Section 9.4 Consents. The Shareholders shall have obtained the Consents, in form and substance reasonably satisfactory to Purchaser and shall have furnished copies thereof to Purchaser.

            Section 9.5 Absence of Material Adverse Change. There shall not have occurred any material adverse change in the Condition of the Company since March 31, 1998, and Purchaser shall have received a certificate, signed by the President and the chief financial and accounting officer of the Company and by the Shareholders, dated the Closing Date, to the foregoing effect.

            Section 9.6 Lease and Sublease Amendments. The Landlord shall have entered into the Lease Amendment and the Powder-Coating Company shall have executed and delivered the Sublease Amendment.

            Section 9.7 Powder-Coat Agreement. The Company and the Powder-Coating Company shall have entered into the Powder-Coat Agreement.

            Section 9.8 Estoppel Certificates. Purchaser shall have received estoppel letters or certificates (the "Estoppel Certificates") from the lessors and lenders referred to in Schedule 9.8 annexed hereto, including the Landlords and the Powder-Coating Company, with respect to their respective leases and loans to the Company, which Estoppel Certificates shall contain information that is not inconsistent with the information set forth in Schedule 5.14 annexed hereto, the 1998 Financial Statements and the 1998 Monthly Financial Statements.

            Section 9.9 Discharge of the Bank Debt and Release of Liens. Upon the repayment in full of the Bank Debt pursuant to Section 2.2 herein and the repayment in full of any outstanding indebtedness guaranteed by the Company pursuant to Section 2.4 herein, all liens, claims, charges and encumbrances against assets of the Shareholders and the Company (other than assets leased by the Company from third party lessors) shall have been released, with Purchaser having received termination statements with respect to all financing statements on Form UCC-1 filed against the Company with respect to such liens, claims, charges and encumbrances.

            Section 9.10 Expiration of HSR Act Waiting Period. The applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the Justice Department or the Federal Trade Commission to prevent the consummation of the transactions contemplated by this Agreement.

            Section 9.11 Noncompete Agreements. Each of the Shareholders shall have executed and delivered to Purchaser the Noncompete Agreements.

            Section 9.12 First Refusal Agreement. The Powder-Coating Company and each of the members of the Powder-Coating Company shall have executed and delivered the First Refusal Agreement.

            Section 9.13 Legal Opinion of Counsel. Purchaser shall have received the legal opinion of Allan B. Weiss and Associates, counsel to the Company and the Shareholders, substantially in the form of Exhibit J annexed hereto.

            Section 9.14 Releases from Guarantees. Purchaser shall have received evidence reasonably satisfactory to Purchaser that the Company has been, or immediately upon Closing will be, released from any and all liability under any guaranty by the Company of the debts or other obligations of any of the Shareholders or any affiliate of the Shareholders, including, but not limited to, releases from those parties listed on Schedule 9.14 attached hereto.

            Section 9.15 Consulting Agreement. Tom Smith shall have executed and delivered to Purchaser a consulting agreement substantially in the form of Exhibit K annexed hereto (the "Consulting Agreement").

            Section 9.16 Proceedings and Documentation. All corporate and other proceedings required to carry out the transactions contemplated by this Agreement and all instruments and other documents relating to such transactions shall be satisfactory in form and substance to Thelen Reid & Priest LLP, counsel to Purchaser, and Purchaser shall have been furnished with (a) copies of resolutions adopted by the Board of Directors and shareholders of the Company, authorizing the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of the Company, (b) certificates of the Secretary or an Assistant Secretary of the Company with respect to the incumbency of the officers of the Company executing instruments and other documents in connection with the transactions contemplated by this Agreement, (c) the written resignations of all the directors and officers of the Company incumbent at the Closing Date and the corporate minute books, stock books, stock transfer ledgers and corporate seals of the

Company and (d) such other instruments and documents as such counsel shall have reasonably requested.


                                   ARTICLE X
                CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE
                                  SHAREHOLDERS

            The obligations of the Company and the Shareholders to consummate the transactions to be consummated by them at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Shareholders in their sole discretion):

            Section 10.1 Correctness of Representations and Warranties; Compliance with Provisions. All of the representations and warranties of Purchaser contained in this Agreement or otherwise made in writing pursuant to this Agreement shall have been true and correct in all material respects when made and shall be true and correct at the Closing in all material respects as though restated and made at such time; all of the terms, covenants and conditions of this Agreement required to be complied with and performed by Purchaser at or prior to the Closing Date shall have been duly complied with and performed, and Purchaser shall each have delivered to the Shareholders and the Company a certificate signed by its President or Vice President, as the case may be, dated the Closing Date, to the foregoing effect.

            Section 10.2 Absence of Litigation. No litigation, proceeding, investigation or inquiry shall be pending or threatened at the Closing Date in which it is sought or threatened to restrain, enjoin, restrict, limit or prohibit (or to obtain substantial damages as a result of) the consummation of the transactions contemplated by this Agreement, and Purchaser shall have delivered to the Shareholders and the Company a certificate signed by its President or Vice President, dated the Closing Date, confirming such fact to the best of its knowledge.

            Section 10.3 Amendment of the Lease. Purchaser shall have caused the Company to enter into the Lease Amendment.

            Section 10.4 Powder-Coat Agreement. The Company and the Powder-Coating Company shall have entered into the Powder-Coat Agreement.

            Section 10.5 Discharge of Bank Debt. The Bank Debt shall have been paid in full, and Shareholders released in writing therefrom.

            Section 10.6 Legal Opinion of Counsel. The Shareholders shall have received the legal opinion of Thelen Reid & Priest LLP, counsel to Purchaser, substantially in the form of Exhibit L annexed hereto.

            Section 10.7 Releases from Guarantees. The Shareholders shall have received evidence reasonably satisfactory to the Shareholders that each of Tom Smith and Debbie Smith has been, or immediately upon Closing will be, released from any guaranty of the obligations under the Secondary Lease.

            Section 10.8 Lease Performance Letter of Credit. The Shareholders shall have received evidence that Purchaser or Company has obtained a letter of credit in the aggregate principal amount of not less than $1,750,000 in form and substance reasonably acceptable to Tom Smith, which letter of credit shall (i) guaranty the performance by the Company of its obligations under the Primary Lease, (ii) name Tom Smith, Debbie Smith and their assigns and successors as the primary beneficiaries of such letter of credit, (iii) be issued by a financial institution with net assets exceeding $50,000,000 and (iv) be in the usual and customary form for standby letters of credit (the "Letter of Credit"). In the event that Tom Smith does not find the Letter of Credit to be reasonably acceptable in form and substance, Purchaser and Tom Smith shall appoint a mutually acceptable arbitrator to determine whether Tom Smith's reasons for so rejecting the Letter of Credit are reasonable. In the event that Purchaser and Tom Smith cannot agree upon an arbitrator, then the matter shall be submitted to the American Arbitration Association in Los Angeles, and the American Arbitration Association shall appoint an arbitrator. The arbitrator selected by either means shall determine the reasonableness of Tom Smith's rejection, and shall deliver a written decision to the Purchaser and Tom Smith within ten (10) days of being so appointed, which written decision shall be final and binding upon the parties. The Letter of Credit shall be an irrevocable letter of credit until December 31, 2000. Purchaser shall keep the Letter of Credit and any subsequent Letter of Credit open until the earlier to occur of (i) the termination of the Primary Lease or (ii) any fiscal year after the end of Purchaser's fiscal year ended December 31, 2000 or thereafter if Purchaser's Available Cash Flow (as defined in and determined pursuant to this Section 10.8) exceeds $12,000,000. If at the end of any fiscal year of Purchaser prior to the termination of the Primary Lease Purchaser's Available Cash Flow is less than $12,000,000, then Purchaser shall obtain another Letter of Credit. For the purposes of this Section 10.8, "Available Cash Flow" shall be determined in accordance with United States generally accepted accounting principles by reference to the audited financial statements of Purchaser for the fiscal year then ended and shall equal Purchaser's net income after taxes plus depreciation, amortization and other non-cash charges minus scheduled payments of any term loans then outstanding for the fiscal year then ended.

            Section 10.9 Lease Indemnification Agreement. Purchaser shall have executed and delivered to Tom Smith and Debbie Smith an indemnification agreement substantially in the form of Exhibit M annexed hereto (the "Lease Indemnification Agreement").

            Section 10.10 Proceedings and Documentation. All corporate and other proceedings required to carry out the transactions contemplated by this Agreement and all instruments and other documents relating to such transactions shall be satisfactory in form and substance to Allan B. Weiss, Esq., counsel to the Company and the Shareholders, and the Company and the Shareholders shall have been furnished with (a) documentation evidencing the authority of the officers of Purchaser with respect to the execution and delivery by Purchaser of this Agreement and all other agreements or other instruments executed and delivered by Purchaser pursuant to this Agreement and the consummation by Purchaser of the transactions contemplated hereby and thereby certified by the Secretary or an Assistant Secretary of Purchaser; (b) certificates of the Secretary of Purchaser or an Assistant Secretary of Purchaser with respect to the incumbency of its officers executing instruments and other documents in connection with the transactions contemplated by this Agreement; and (c) such other instruments and documents as such counsel shall have reasonably requested.


                                   ARTICLE XI
                          SURVIVAL OF REPRESENTATIONS
                         AND WARRANTIES; INDEMNIFICATION


            Section 11.1 Survival of Representations and Warranties. The representations and warranties made by the Shareholders or Purchaser in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing except for the representations and warranties contained in Sections 5.4, 5.7 and 5.13 herein shall survive the Closing for the period of any applicable statute of limitations and the representations and warranties contained in Section 5.24 herein shall survive the Closing in perpetuity. Any claim by the Company, the Shareholders or Purchaser based upon a breach of a representation or warranty shall be in writing and be asserted prior to the expiration of the survival period for the applicable representation or warranty. Nothing contained in this Section 11.1 with respect to the survival of representations and warranties shall affect in any way the obligations of the parties hereto that are to be performed, in whole or in part, after the Closing. In determining the dollar amount of any claim as to which a party hereto shall be entitled to indemnification under this Article XI, the gross amount of such claim shall be reduced by an amount equal to the insurance proceeds which the indemnified party shall have received, net of expenses incurred, with respect to the subject matter of such claim.

            Section 11.2 Indemnification of Purchaser by the Shareholders. Subject to the limitations contained above in Section 11.1, the Shareholders, jointly and severally with each other shall, on demand, or as soon thereafter as is reasonably practicable, indemnify and hold harmless Purchaser (and/or the Company as well, from and after the Closing) from, and reimburse Purchaser (and/or the Company as well, from and after the Closing) for, any losses, claims, demands, damages, liabilities, deficiencies, costs and expenses (including, without limitation, attorneys' fees) incurred by Purchaser (and/or the Company as well, from and after the Closing) by reason or arising out of any breach of this Agreement or any of the following ("Purchaser Claims"):

            (a) any material misrepresentation, omission of fact or breach of any representation or warranty by the Shareholders contained in this Agreement or in any instrument or other document executed by the Shareholders and delivered to Purchaser hereunder;

            (b) any material failure by the Shareholders to perform any obligation or duty required to be performed by the Shareholders under any provision of this Agreement; or

            (c) the Company's operations on or occupancy of premises at 2112-2124 Lee Avenue, South El Monte, California, or any liability or obligation relating to any Environmental Law or any obligation or liability relating to the San Gabriel Valley Superfund Site (it being understood that, notwithstanding any provision contained in this Agreement to the contrary, the indemnification obligations of the Shareholders with respect to this clause (c) shall in no way be limited by the time limitations imposed in Section 11.1 above, the amount of the Escrow Funds or the termination of this Agreement).

            Section 11.3 Indemnification of the Company and/or the Shareholders by Purchaser. Purchaser shall, on demand, as soon thereafter as is reasonably practicable, indemnify and hold harmless the Company (if the Closing shall not have occurred) and/or the Shareholders from, and reimburse the Company (if the Closing shall not have occurred) and/or the Shareholders for, any claims, demands, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, attorneys' fees) incurred by the Company (if the Closing shall not have occurred) and/or the Shareholders after the Closing by reason or arising out of any failure by Purchaser to perform any obligation or duty required to be performed by Purchaser under any provision of this Agreement ("Shareholder Claims").

            Section 11.4 Procedure for Claims of Third Parties. In the event that any claim, demand, action, lawsuit or other proceeding is asserted in writing by a third party which may entitle any party hereto to indemnification under this Agreement (an "Indemnified Claim"), the party or parties hereto against whom such Indemnified Claim is asserted (the "Indemnified Party") shall give prompt notice thereof to the other party or parties hereto obligated to provide indemnification (the "Indemnifying Party"), which notice shall be accompanied by a copy or statement of the Indemnified Claim; if the failure to give such notice materially jeopardizes the Indemnifying Party's ability to assume control of the defense of such Indemnified Claim, such notice shall be a condition precedent to any liability of the Indemnifying Party under this
Article XI with respect to such Indemnified Claim. If the Indemnifying Party shall receive actual notice of any such Indemnified Claim under circumstances in which it is reasonable to believe that the Indemnified Party has not yet received such Indemnified Claim, the Indemnifying Party shall give prompt notice thereof to the Indemnified Party. Following receipt of notice of such Indemnified Claim, the Indemnifying Party shall have the right (to be exercised, within fifteen (15) days after such receipt, by written notice to the Indemnified Party), but not the obligation, to participate in and control, at its sole expense: (1) the defense, compromise or settlement (including, without limitation, the negotiation and execution of a reasonable consent decree) of any such Indemnified

Claim with counsel of its choice, and (2) the filing, pursuit and settlement of any claim under any Company insurance policy in existence as of the Closing Date that may cover any liability pursuant to such Indemnified Claim; provided, however, that no such compromise or settlement pursuant to (1) or (2) above shall, without the prior written consent of the Indemnified Party, impose any liability, obligation or restriction of any kind upon the Indemnified Party or terminate or impair in any way any of the Indemnified Party's rights or privileges under any policy of insurance. If the Indemnifying Party shall fail timely to defend, contest or otherwise protect against, and participate in and control the defense, compromise or settlement of, any suit, action or other proceeding arising from such Indemnified Claim, the Indemnified Party shall have the right, but not the obligation, to defend, contest or otherwise protect itself against same and, upon not less than fifteen (15) days' written notice to the Indemnifying Party, to make any compromise or settlement thereof; provided, however, that the Indemnified Party shall not make any such compromise or settlement if the Indemnifying Party shall object thereto within such fifteen-day period and shall thereupon assume the control of the defense and deposit moneys equal to the amount of any such claim into a mutually agreed escrow or post a bond in the amount of any such claim to protect the Indemnified Party from any liability arising from such suit, action or other proceeding.

            Section 11.5 Claims Against the Escrow Funds. After the Closing, Purchaser shall have the right to recoup any amounts owing to it by the Shareholders as a result of a breach by any of the Shareholders of any of the representations and warranties contained in Section 5.24 herein or the obligations contained in Section 11.2(c) herein by asserting a written claim therefor against the Escrow Funds pursuant to the provisions (including the dispute resolution provisions) of this Agreement or the Escrow Agreement. Shareholders shall be given 15 days prior written notice of the assertion of any such claim.

            Section 11.6 Further Assurances. In connection with any Indemnified Claim, the parties hereto shall cooperate fully with each other and make available all pertinent technical reports, studies, data, drawings, maps, plans or other technical information that the parties have in their possession, custody or control that relates to or concerns the subject matter of such Indemnified Claim and that is necessary or advisable for the defense, compromise or settlement of such Indemnified Claim. Each party agrees that, if it is an Indemnified Party, it will not unreasonably withhold its consent to waive any conflicts that might otherwise prevent counsel chosen by the Indemnifying Party pursuant to Section 11.4 of this Agreement from representing the Indemnified Party where such waiver can lawfully be given. The Purchaser agrees to cooperate, to the extent practicable, with the Shareholders in any reasonable investigation by the Shareholders of any evidence discovered that indicates that the Company is a contributor to groundwater contamination in the San Gabriel Valley Superfund Site. The Purchaser further agrees, if requested in writing by the Shareholders, to cause the Company to remain, or become, a member of a committee of potentially responsible parties organized to investigate or remediate groundwater under and emanating from the South El Monte Operable Unit, provided, however, that all costs, fees and charges associated therewith shall be paid by the Shareholders. The Purchaser further agrees, if requested in writing by the Shareholders, to participate in any allocation process between potentially responsible parties associated with the South El Monte Operable Unit, provided, however, that the Shareholders shall pay all fees, costs and charges associated therewith, including, without limitation, the fees and costs of legal representatives and technical consultants, subject to the limitations set forth in Section 11.7(c) herein.

            The parties will act in good faith so that any amounts payable by an indemnifying party to an indemnitee pursuant to this Article XI shall be treated, for Tax purposes, as an adjustment to the Purchase Price, unless a Final Determination with respect to an indemnitee or any of its Affiliates causes any such payment not to be treated as an adjustment to Purchase Price for United States federal income tax purposes. If such payment cannot be treated as an adjustment to the Purchase Price for Tax purposes, then such indemnification payment shall be increased to take account of any net Tax cost incurred by the indemnitee as a result of the receipt or accrual of such payments.

            Section 11.7 Certain Limitations. Notwithstanding the foregoing, the indemnity provided pursuant to this Article XI is subject to the following limitations:

            (a) The indemnity provided pursuant to this Article XI will not apply to (i) Purchaser losses relating to false or incomplete responses to requests for information issued by any public agency and directed to the Company after the Closing or (ii) Shareholder losses relating to false or incomplete responses to requests for information issued by any public agency and directed to the Company prior to the Closing;

            (b) The indemnity provided pursuant to this Article XI will not apply to (i) Purchaser losses relating to any alleged criminal acts or conducts by the Company or its employees or agents after the Closing or (ii) Shareholder losses relating to any alleged criminal acts or conduct of the Company or its employees or agents prior to the Closing;

            (c) If the Indemnifying Party exercise its right to participate in and control the defense, compromise or settlement of any Indemnified Claim with counsel of its choice, pursuant to Section 11.4 of this Agreement, it shall have no obligation to reimburse the Indemnified Party for any costs that the Indemnified Party may incur through additional counsel that it may retain itself for any purpose relating to such Indemnified Claim, including, but not limited to, overseeing or otherwise assisting counsel selected by the Indemnifying Party; provided, however, that in the event that the Indemnified Party gives notice of an Indemnified Claim pursuant to Section 11.4 of this Agreement and the Indemnifying Party shall fail to expressly accept in writing the obligation of full indemnity under this Agreement with respect thereto, without reservation of rights or qualification of the duty to indemnify, then the Indemnified Party shall be entitled to retain counsel of its own choosing to ensure the protection of its rights with respect to such Indemnified Claim by, among other things and without limitation, overseeing or otherwise assisting counsel selected by the Indemnifying Party, and the Indemnifying Party shall be obligated to promptly reimburse the Indemnified Party for the costs and fees associated therewith.

                                   ARTICLE XII
                                   TERMINATION

            Section 12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the
Closing:

            (a) By the mutual written consent of Purchaser and the Shareholders;

            (b) By either Purchaser or the Shareholders if any federal or state governmental authority shall have issued an order, decree or ruling (which order, decree or ruling the parties hereto shall use their best efforts to vacate), in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

            (c) By Purchaser, without any material breach by Purchaser of any representations, warranties or obligations under this Agreement, if the Closing has not occurred by February 28, 1999;

            (d) By the Shareholders, without any material breach by the Shareholders of any representations, warranties or obligations under this Agreement, if the Closing has not occurred by February 28, 1999;

            (e) By Purchaser if the Company or any Shareholder has materially breached any covenant or representation of the Company or Shareholder, as the case may be, contained in this Agreement; or

            (f) By the Shareholders if Purchaser has materially breached any covenant or representation of Purchaser contained in this Agreement.

            Section 12.2 Effect of Termination. In the event that any party to this Agreement has terminated this Agreement pursuant to Section 12.1 hereof, written notice thereof shall be given to the other party or parties specifying the provision hereof pursuant to which such termination is made. In the event of termination pursuant to Section 12.1 hereof, this Agreement shall become null and void, except that nothing herein shall relieve the Company, any of the Shareholders or Purchaser of liability for a willful and material breach of this Agreement. Each party, if so requested by any of the other parties to this Agreement, shall return promptly every document furnished to it by or on behalf of the other party in connection with the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, and any copies thereof which may have been made. This Section 12.2 and Section 13.2 herein shall survive any termination of this Agreement.

                                  ARTICLE XIII
                                  MISCELLANEOUS

            Section 13.1 Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated and except as otherwise expressly provided in this Agreement, each of the parties hereto shall pay the fees and expenses of its counsel, accountants and other experts and all other expenses incurred by it in connection with the preparation for, entering into and consummation of the transactions contemplated by this Agreement and all other matters incident thereto, it being understood that the Shareholders (as distinguished from the Company) shall pay (and/or reimburse Purchaser at the Closing for) all such reasonable fees and expenses which shall be incurred by the Company prior to the Closing (it being understood, however, that the salaries of the Company's internal staff members involved in such transactions prior to the Closing shall not be reimbursable to Purchaser).

            Section 13.2 Confidentiality; Publicity. Until the Closing Purchaser will, and from and after the date hereof the Company and the Shareholders will, and will cause their respective directors, officers and representatives to, maintain the confidentiality of all proprietary information obtained in connection with the negotiation and consummation of the transactions contemplated by this Agreement. In the event that such transactions shall not be consummated, each party hereto will, at the request of any other party hereto, return all such proprietary information.

            All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement at any time prior to the Closing shall be jointly planned and coordinated by the Shareholders and Purchaser and no party hereto shall act in this regard without the prior approval of the other parties hereto, except as may be required by law by reason of Purchaser being a publicly traded company, which approval will not be unreasonably withheld or delayed.

            Section 13.3 Notices. All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand or by facsimile transmission, on the date after mailing if sent by a recognized overnight express delivery service or the express mail service of the United States Postal Service or three (3) days after mailing if sent by registered or certified mail, return receipt requested, postage prepaid, as follows:

            (a) if to the Company (prior to the Closing) or the Shareholders, to:

            Mr. Tom G. Smith       37375 Calle De Lobo,
                                   Murrieta, California 92562

            with a copy to:

            Allan B. Weiss, Esq.   5000 E. Spring Street, Suite 430,
                                   Long Beach, CA 90815
                                   (FAX: 562/421-6903)


            (b) if to Purchaser, to:

            Lund International Holdings, Inc.

                                   911 Lund Boulevard,
                                   Anoka, Minnesota 55303
                                   Attention: Ronald C. Fox
                                   (FAX: 612/576-4297)


            with a copy to:

            Thelen Reid & Priest LLP

                                   40 West 57th Street
                                   New York, New York 10019
                                   Attention: Leonard Gubar, Esq.
                                   (FAX: 212/603-2001)


or to such other person or address as any party hereto shall have specified by notice in writing to the other party hereto.

            Section 13.4 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes any and all prior agreements and understandings relating to the subject matter hereof. No representation, promise or statement of intention has been made by any party hereto which is not embodied in this Agreement or the written statements, certificates, exhibits or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged representation, promise or statement of intention not set forth herein or therein.

            Section 13.5 Amendment; Waiver. Except as otherwise expressly provided herein, this Agreement may be amended, modified, superseded or canceled, and any of the terms, representations, warranties, covenants or conditions hereto may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party hereto waiving compliance.

            Section 13.6 Parties in Interest. All the terms, representations, warranties, covenants and conditions contained in this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

            Section 13.7 Governing Law. This Agreement, and all amendments hereof, shall be governed by and construed in accordance with the internal laws of the State of California applicable to contracts made and to be performed therein. The parties agree that any original action commenced by the parties containing a claim for recovery under, or enforcement, interpretation or modification of, this Agreement must be commenced in the United States District Court for the Central District of California or the California Superior Court, Los Angeles County.

            Section 13.8 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

            Section 13.9 Captions. The article and section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning of interpretation of this Agreement.

            Section 13.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

            Section 13.11 Limitations on Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

            Section 13.12 Joint Negotiation and Drafting. Shareholders and Company have prepared the initial draft of this Agreement to be used as the basis for a final agreement. Upon execution by the parties, this Agreement shall be deemed to have been jointly drafted. As such, no ambiguities herein shall be construed against either party.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.



                              COMPANY:


                                        SMITTYBILT, INC.



                                        By: /s/ Tom G. Smith
                                            ------------------------------------
                                            Tom G. Smith       President



                                        By: /s/ Janice Spencer
                                            ------------------------------------
                                            Janice Spencer     Secretary


                              SHAREHOLDERS:


                                        /s/ Tom G. Smith
                                        ----------------------------------------
                                        TOM G. SMITH


                                        /s/ Debbie Smith
                                        ----------------------------------------
                                        DEBBIE SMITH


                                        /s/ Tom G. Smith
                                        ----------------------------------------
                                        TOM G. SMITH, AS TRUSTEE OF THE
                                        TOM AND DEBBIE SMITH FAMILY TRUST
                                        DATED FEBRUARY 7, 1991

                                        /s/ Tom G. Smith
                                        ----------------------------------------
                                        TOM G. SMITH, AS TRUSTEE OF THE
                                        TOM AND DEBBIE SMITH
                                        CHARITABLE REMAINDER
                                        UNITRUST DATED JULY 8, 1998


                                        /s/ Debbie A. Smith
                                        ----------------------------------------
                                        DEBBIE A. SMITH, AS TRUSTEE OF THE
                                        TOM AND DEBBIE SMITH FAMILY TRUST
                                        DATED FEBRUARY 7, 1991


                                        /s/ Debbie A. Smith
                                        ----------------------------------------
                                        DEBBIE A. SMITH, AS TRUSTEE OF THE
                                        TOM AND DEBBIE SMITH
                                        CHARITABLE REMAINDER
                                        UNITRUST DATED JULY 8, 1998



                              PURCHASER:

                                        LUND INTERNATIONAL HOLDINGS, INC.



                                        By: /s/ Dennis Vollmershausen
                                            ------------------------------------


                                            By: /s/ Kathy Smith
                                                --------------------------------
                                                Kathy Smith, Secretary